UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

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Petco Health and Wellness Company, Inc.
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petco

THE HEALTH +
WELLNESS CO.

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS AND 2024 PROXY STATEMENT

petco

Petco Health and Wellness Company, Inc.

10850 Via Frontera

San Diego, CA 92127

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 22, 2024

8:00 a.m. Pacific Time

www.virtualshareholdermeeting.com/WOOF2024

To Our Stockholders: We are pleased to invite you to attend the 2024 Annual Meeting of Stockholders of Petco Health and Wellness Company, Inc. (“Petco” or, the “Company”) on Monday, July 22, 2024 at 8:00 a.m., Pacific Time online via live audio webcast at www.virtualshareholdermeeting.com/WOOF2024 (the “Annual Meeting”) for the following purposes:

1.

To elect the four director nominees named in the proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement, or disqualification (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 2);

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2025 (Proposal 3); and

4.	To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to hold the Annual Meeting virtually. We believe that this is the right choice for Petco as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications, and allows the participants to attend the Annual Meeting safely and conveniently from any location at no additional cost.

Stockholders of record as of the close of business on May 28, 2024 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof. Holders of Class A common stock are entitled to vote on all matters listed above. Holders of Class B-1 common stock are entitled to vote on all matters listed above except for Proposal 1, the election of the four director nominees named in the proxy statement as Class I directors of the Company. Holders of Class B-2 common stock are entitled to vote only on Proposal 1, the election of the four director nominees named in the proxy statement as Class I directors of the Company.

As permitted by the U.S. Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery of our proxy materials on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, our 2023 Annual Report, and a form of proxy card or voting instruction card (together, the “proxy materials”). This distribution process is more resource- and cost-efficient. The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of the proxy materials. If you elect to receive a paper copy, the proxy materials will be mailed to you. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about May 31, 2024.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast at www.virtualshareholdermeeting.com/WOOF2024. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/WOOF2024. You will also be able to vote your shares electronically at the Annual Meeting.

To attend the Annual Meeting, vote, submit questions, or view the list of registered stockholders during the Annual Meeting, stockholders of record will be required to visit the meeting website listed above and log in using their 16-digit control number included on their proxy card or Notice. Beneficial owners should review the proxy materials and their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting. Specifically, if you are a beneficial owner and your voting instruction form or the Notice does not indicate that you may vote the shares through the http://www.proxyvote.com website, you should contact your bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” and follow their instructions to be able to attend, participate in, or vote at the Annual Meeting. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 7:45 a.m. Pacific Time on Monday, July 22, 2024. On the day of the Annual Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, a technical assistance phone number will be made available on the virtual meeting registration page approximately 15 minutes prior to the start of the Annual Meeting.

Your vote is important. Regardless of whether or not you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, as indicated on your proxy card or voting instruction form, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy, or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend online.

By Order of the Board of Directors,

Giovanni Insana

Chief Legal Officer and Secretary

San Diego, California

May 31, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 22, 2024

The Notice, proxy statement, and the Company’s 2023 Annual Report are available at www.proxyvote.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our Annual Report to Stockholders for the fiscal year ended February 3, 2024 carefully before voting.

Meeting Information

Date:	Monday, July 22, 2024
Time:	8:00 a.m. Pacific Time
Virtual Meeting:	www.virtualshareholdermeeting.com/WOOF2024
Record Date:	May 28, 2024

How to Vote

Your vote is important. You may vote your shares in advance of the Annual Meeting via the Internet, by telephone or by mail, or during the meeting by attending and voting electronically. Please refer to the section “If I am a stockholder of record of the Company’s shares, how do I vote?” on page 60 for detailed voting instructions. If you vote via the Internet, by telephone or plan to vote electronically during the Annual Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL

To vote before the meeting, visit

www.proxyvote.com. To vote at the

meeting, visit

www.virtualshareholdermeeting.com/WOOF2024 You will need the control number printed on your notice, proxy card

or voting instruction form.

Dial toll-free (1-800-690-6903) in

accordance with instructions on you proxy

card or the telephone number on your voting

instruction form in accordance with

instructions on the form. You will need the

control number printed on your notice, proxy

card or voting instruction form.

If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage-paid envelope.

We first began sending our stockholders a Notice Regarding the Internet Availability of Proxy Materials, and made our proxy materials available, on or about May 31, 2024.

Proposals
PROPOSAL #1

To elect the four director nominees named in the proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1).

✓ Our Board unanimously recommends that you vote “FOR ALL” of the director nominees.

Directors

PROPOSAL #2

To approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal 2).

✓ Our Board unanimously recommends that you vote “FOR” approval, on a non-binding, advisory basis, of the 2023 compensation of our named executive officers.

Say-On-Pay

PROPOSAL #3

To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2025 (Proposal 3).

✓ Our Board unanimously recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2024.

Auditor Ratification

Board Qualifications

Strategic Planning/Strategy Development				11

Retail Experience				11

Senior Executive Leadership			9

Accounting/Financial Reporting		8

Public Company Experience				11

Human Capital Management	5

Board Tenure, Age, Diversity, and Independence

Fiscal 2023 Performance Highlights

NET REVENUE	COMPARABLE SALES
$6.3B +3.6% YoY	+1.8% YoY

MOBILE VETERINARY CLINICS	FULL-SERVICE VETERINARY HOSPITALS
1,400 per week at Fiscal Year End	280+ at Fiscal Year End

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical fact, including, but not limited to, statements regarding our social, environmental, and other sustainability plans and goals. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our U.S. Securities and Exchange Commission filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation, or other competent legal authority. Forward-looking and other statements in this document may also address our progress, plans, and goals with respect to social and sustainability initiatives, and the inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in our filings with the U.S. Securities and Exchange Commission. Such plans and goals may change, and statements regarding such plans and goals are not guarantees or promises that they will be met. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

Our commitment to improving the lives of pets, pet parents, and our own Petco partners is making a tangible impact. At Petco, we are dedicated to investing in and meeting the pet welfare needs of every community where our pet care centers are located. Relatedly, we believe that environmental sustainability is fundamental to the future health and wellness of pets, pet parents, and our own Petco partners.

Sustainability Overview

We are committed to being a positive contributor to the planet we share, now and in the future. Over the last four years, we’ve closely examined social responsibility and sustainability efforts across our business – from pet care, product development and sourcing, to packaging, labeling, delivery, and beyond – which led to the development of our sustainability platform: a strategic plan to set the standard in responsible pet care, help people thrive, and preserve the health of our planet. These efforts culminated in the publication of our first Sustainability Report in June 2021, followed by hosting our first Sustainable Product Vendor Summit in September 2021. And in January 2022, we engaged a third party to conduct a company-wide assessment across a range of environmental, social, and governance (“ESG”) metrics to assist with building a focused short- to mid-term framework of ESG initiatives for us to undertake. We are proud of our other achievements and recognition thus far, which include:

Petco’s Progress

•	Ranking in the top 8% in the Retailing industry in the S&P Global CSA as of November 24, 2023.

•	Ranking 10th among retailers in Newsweek’s “America’s Most Responsible Companies 2024” list.

•	Awarded the American Humane Certified™ Seal of Approval for the third year in a row, the only pet retailer with this certification.

Setting the Standard in Responsible Pet Care

•	Launching our Clean Grooming initiative, which eliminated unnecessary ingredients from grooming products on our shelves and in our salons, including parabens, phthalates, and chemical dyes.

•	Increasing access to veterinary care by expanding our full-service veterinary hospital locations to 288 and our weekly Vetco mobile clinics to 1,400 by the end of fiscal 2023.

•	Sourcing nearly 92% of the aquatic life sold at our pet care centers from aquaculture, including freshwater fish and coral.

Helping People Thrive

•	Implementing an increase in every non-trainee partner’s base wage to at least $15 an hour in fiscal 2023. This change, along with other adjustments, resulted in approximately 8% average wage increases for our pet care center partners.
•	Implementing investments in fertility care, medical travel, and mental health benefits in fiscal 2023.

•	Supporting our partner resource groups, which enable partners to build connections among themselves and their communities, as well as our diversity, inclusion, and belonging programs to encourage partners to bring their “whole selves” to work. We currently have 7 partner resource groups: Ability at Petco; Black at Petco; LGBTQIA+ at Petco; Pan Asian American at Petco; Petcontigo (Latinx) at Petco; Military and Veterans at Petco; and Women at Petco.

•	Providing nearly 650,000 hours of training across our pet care center partners in fiscal 2023.

•	Providing career- or skills-related training to 91% of our total workforce across all Petco locations in fiscal 2023.

•	Nearly 40% of open General Manager and District General Manager positions were filled by internal candidates, either through lateral moves or promotions, in fiscal 2023.

Preserving the Health of Our Planet

•	Launching a new recycling pilot program in 41 pet care centers to divert plastic waste from landfills, collecting 4 tons of LDPE plastic and converting it into composite decking material in fiscal 2023.

•	Removing more than 1,100 pounds of trash from entering our waterways through company-wide community cleanup events in fiscal 2023.

•	Reallocating 5,665 pounds of inventory that would have previously been discarded through our repurposing inventory program in fiscal 2023.

•	Offering training on hazardous waste to all our employees, with an over 97% completion rate in fiscal 2023.

As we continue to develop our ESG program and execute our ESG initiatives, we will strive to lead the industry in making a difference for the world and all those in it, and we look forward to sharing future updates on our progress and execution against our goals in our upcoming 2023 Sustainability Report.

* Inclusion of information herein or in any of our Sustainability Reports, or identifying it as material for purposes of any such report or assessing our ESG initiatives, should not be construed as a characterization of the materiality or financial impact of that information with respect to Petco or for purposes of any SEC filings of Petco. For cautionary information and forward-looking statements regarding our sustainability efforts and other ESG information, see page 4 of this proxy statement.

ESG Governance

We are both propelled by, and held accountable for, our sustainability efforts by our board of directors (our “board” or, our “board of directors”) as well as our executive leadership team, who believe in the importance of sustainability for the long-term success of our business. Our board oversees ESG issues through its nominating and corporate governance committee, which reviews and provides guidance on our sustainability efforts, progress, initiatives, and priorities.

Our Vice President of Sustainability leads our efforts to implement our ESG strategy on a day-to-day basis, identifying and aligning resources and priorities, facilitating internal collaboration, and driving our performance. The role reports to our Chief ESG and Communications Officer.

Our leaders view sustainability not as a separate stream of activity to our main business, but as integrated into our identity and operations. To support that integration, we have two groups of key internal stakeholders to help provide insight from across the business, support strategic alignment, champion initiatives, and help to embed them:

•	Our Sustainability Executive Steering Committee includes executive-level sustainability champions who oversee important aspects of our business. In addition to helping develop our strategy, their involvement supports the integration of sustainability considerations and initiatives throughout our business.

•	Our Sustainability Task Force includes key representatives and subject matter experts from core business areas. They drive the implementation of our initiatives both within their departments and cross-functionally and discuss ideas for improvement and innovation.

Petco Love

Petco Love is a nonprofit organization changing lives by making communities and pet families healthier, stronger, and closer. It is a separately incorporated 501(c)(3) nonprofit organization supported both by contributions from us and contributions from Petco customers and community partners. Since its founding in 1999, Petco Love has inspired and empowered animal welfare organizations to make a difference, investing nearly $380 million in adoption and medical care programs, spay/neuter services, pet cancer research, service and therapy animals, and numerous other lifesaving initiatives. Through the Think Adoption First program, Petco Love partners with our pet care centers and animal welfare organizations across the country to increase pet adoptions, helping nearly 7 million pets to date find their new loving families.

In April 2021, Petco Love launched Petco Love Lost, a searchable database that uses facial recognition technology to help reunite lost pets with their families should they ever go missing. At the end of fiscal 2023, nearly 3,000 animal welfare organizations and pet industry partners across the U.S. have adopted the platform, and Petco Love Lost has helped return over 34,000 pets to their loving homes.

Launched in August 2021, Petco Love’s Vaccinated and Loved initiative marked a significant milestone when it reached its two millionth free pet vaccine in November 2023, and subsequently committed to distributing another one million free pet vaccines. Since that milestone, Petco Love continued the distribution of free pet vaccines to its partners, bringing the total number of vaccines distributed as part of its Vaccinated and Loved initiative to more than 2.2 million by the end of fiscal 2023. Distributing these much-needed vaccinations in under-resourced communities is something Petco Love believes gives all pets the best chance to live long and healthy lives.

Human Capital

Our Partners

Our employees, who we call our Petco partners, are our most significant assets, critical to the delivery of our continued progress. We endeavor to maintain an open culture where great people have the opportunity to flourish, and to empower our partners to deliver on our mission of improving lives. We encourage candid feedback, a broad range of opinions, innovative thinking, and, importantly, people who have a real passion for pets.

We strive to provide opportunities for our partners to grow and develop in their careers. We offer competitive compensation and benefits programs, as well as a range of health and wellness offerings, to help meet the needs of our partners and their families. In addition to base cash compensation, we offer our partners a mix of annual bonuses, equity awards, various incentive plans, an Employee Stock Purchase Plan, a 401(k) Plan with company match, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, and a range of employee assistance programs, including investments in fertility care, medical travel, and mental health benefits that were implemented in fiscal 2023. In addition, we offer a range of webinars, trainings, and subscriptions to support our partners’ total wellbeing. Finally, in fiscal 2023 we completed the implementation of an increase in every non-trainee partner’s base wage to at least $15 an hour. This change, along with other adjustments, resulted in approximately 8% average wage increases for our pet care center partners.

We also invest significant resources to attract, develop, and retain top talent. In recent years, we have introduced foundational leadership development training for all new General Managers and above, provided comprehensive pet health and wellness certifications in select pet care centers (with plans to expand to all pet care centers in fiscal 2024), and continuous development of sales and customer engagement skills. In fiscal 2023, we are proud to have provided nearly 650,000 hours of training across our pet care center partners. In addition, nearly 40% of open General Manager and District General Manager positions were filled by internal candidates, either through lateral moves or promotions.

Diversity, Equity, and Inclusion

Our employees are our partners and we strive to create an environment that embraces diverse backgrounds and perspectives. Our commitment to fostering equal employment opportunities and a diverse, equitable, and inclusive environment is key to our mission of improving the lives of pets, pet parents, and the Petco partners who work for us. We are committed to creating a culture where partners feel as if they can achieve their career goals through ongoing growth and development opportunities, and fair and transparent performance management and promotion processes. So that our partners feel valued and heard, we gather and respond to our partners’ feedback, including, but not limited to, anonymous, periodic, formal, partner engagement surveys, round table sessions, and one-on-one interactions. Based on the feedback received, leaders review and create action plans in an effort to drive meaningful changes in our business. In addition, all Petco leaders participate in diversity, equity, and inclusion training aimed at building respect in the workplace.

We believe that building and supporting connections between our partners and our communities creates a more fulfilling and enjoyable workplace experience. We have continued to expand our partner resource groups, which enable partners to build connections among themselves and their communities, as well as our diversity, inclusion and belonging programs to encourage partners to bring their “whole selves” to work. We currently have seven Partner Resource Groups that are foundational to our culture of inclusion and belonging. Our current partner-led Partner Resource Groups are: Ability at Petco; Black at Petco; LGBTQIA+ at Petco; Pan Asian American at Petco; Petcontigo (Latinx) at Petco; Military and Veterans at Petco; and Women at Petco. In partnership with our Diversity, Equity, and Inclusion team, these seven groups facilitate engagement activities to increase cultural competencies, educate partners on issues facing affinity group members, and deepen our workplace connections.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our board of directors is well-positioned to guide our strategy and oversee our operations as we adapt our business to the rapidly-changing retail industry and macroeconomic environment. We believe that an effective board should be made up of individuals who collectively provide an appropriate balance of diverse occupational and personal backgrounds and perspectives, and who have a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s strategy and operations. As such, our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, to exercise sound judgment in fulfilling their oversight responsibilities, to embrace Petco’s values and culture, and to possess the highest levels of integrity.

The evaluation and selection of director nominees is a key aspect of our nominating and corporate governance committee’s regular evaluation of the composition of, and criteria for membership on, our board. Our board and the nominating and corporate governance committee also actively seek to achieve a diversity of occupational and personal backgrounds on our board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age, and sexual orientation. As part of the search process for each new director, the nominating and corporate governance committee actively seeks out women and other diverse candidates to include in the pool from which board nominees are chosen.

Status as a Controlled Company

We are currently indirectly controlled by certain funds (the “CVC Funds”) that are advised and/or managed by CVC Capital Partners (“CVC”) and Canada Pension Plan Investment Board, a Canadian company (together with its affiliates, “CPP Investments” and, together with the CVC Funds, our “Sponsors”). Our Sponsors primarily exercise their control through Scooby Aggregator, LP (our “Principal Stockholder”), who holds shares of our Class A and Class B-1 common stock. Holders of Class A common stock are entitled to vote on all Proposals that are being submitted to the stockholder vote at the Annual Meeting. Holders of Class B-1 common stock are similarly entitled to one vote per share on all matters that are being submitted to the stockholder vote at the Annual Meeting, except for Proposal 1, the election of the four director nominees named in this proxy statement as Class I directors of the Company. Holders of Class B-2 common stock are entitled to one vote per share only on Proposal 1, the election of the four director nominees named in this proxy statement as Class I directors of the Company. Our Class A common stock is currently listed on The Nasdaq Stock Market LLC (“Nasdaq”). There is no public trading market for our Class B-1 common stock or our Class B-2 common stock. We divided the voting rights between Class B-1 common stock and Class B-2 common stock in order to maintain CPP Investments’ compliance with certain regulations under the Canada Pension Plan Investment Board Act, which restricts CPP Investments from investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of such corporation. Each share of our Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to transfer an equal number of Class B-2 common shares to our Company. For additional details, see “Beneficial Ownership of Securities” below.

Because our Principal Stockholder controls approximately 67% of the outstanding voting power of the Company with respect to director elections, we are a “controlled company” under the Nasdaq rules. A controlled company is not required to have a majority of independent directors or form an independent compensation or nominating and corporate governance committee. However, despite our status as a controlled company, we do remain subject to rules that require us to have an audit committee composed entirely of independent directors. Accordingly, as described in further detail below, we currently have a fully independent audit committee. If at any time we cease to be a controlled company, we will take all actions necessary to comply with applicable SEC rules and regulations and Nasdaq rules, including appointing a majority of independent directors to our board and ensuring that we have a compensation committee and a nominating and corporate governance committee each composed entirely of independent directors, subject to permitted “phase-in” periods.

Composition of the Board of Directors

Our business and affairs are managed under the oversight of our board of directors. Our board consists of eleven directors, including five independent directors, and is divided into three classes of directors, each serving staggered three-year terms of office. Our board has the exclusive power to fix the number of directors in each class, subject to the terms of the stockholder’s agreement entered into with our Principal Stockholder at the time of our initial public offering (referred to as the “stockholder’s agreement”). Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

In addition, the stockholder’s agreement provides our Principal Stockholder with the right to designate a certain number of nominees for election to our board and with certain committee nomination and observer rights. Specifically, so long as our Principal Stockholder (including its permitted transferees under the stockholder’s agreement) has sold, in the aggregate, (i) 50% or less of the total outstanding shares of Class A common stock and Class B-1 common stock beneficially owned (directly or indirectly) by it upon the completion of our initial public offering, it is entitled to designate for nomination by the board in accordance with its fiduciary duties six directors, (ii) more than 50% but less than or equal to 75% of such shares, it is entitled to designate for nomination by the board in accordance with its fiduciary duties four directors, (iii) more than 75% but less than or equal to 90% of such shares, it is entitled to designate for nomination by the board in accordance with its fiduciary duties two directors, and (iv) more than 90% of such shares, it is not entitled to designate for nomination by the board in accordance with its fiduciary duties any directors. If, with our Principal Stockholder’s prior written consent, the size of our board is decreased, our Principal Stockholder is entitled to designate the same number of persons for nomination and election to our board as set forth above. If, with our Principal Stockholder’s prior written consent, the size of our board is increased beyond eleven directors, our Principal Stockholder is entitled to designate a proportional number of persons for nomination and election to our board (rounded up to the nearest whole, even number). In addition, subject to any requirements, including independence requirements for committee members imposed by applicable law or by the applicable rules of any national securities exchange on which our Class A common stock may be listed or traded, our Principal Stockholder has the right to have two of its nominees appointed to serve on each committee of our board of directors for so long as our Principal Stockholder has the right to designate at least two directors for nomination and election to our board (subject to the board’s fiduciary duties).

Pursuant to the stockholder’s agreement, our Principal Stockholder has designated Christopher J. Stadler, Cameron Breitner, and Nishad

Chande as designees of CVC, and David Lubek, Iris Yen, and Mary Sullivan as designees of CPP Investments, to serve on our board of directors.

Our Principal Stockholder is also entitled to designate at least four non-voting observers to attend all meetings of our board and its committees as long as our Principal Stockholder has director nomination rights under the stockholder’s agreement. For additional details, please see “—Related Person Transactions—Stockholder’s Agreement” below.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Class	Director Since	Current Term Expires	Position at the Company	Committee Membership
						AC	CC	NCGC

R. Michael Mohan	56	II	2021	2025	Director and Interim Chief Executive Officer (“CEO”)

Iris Yen	52	I	2023	2024	Director	M

Cameron Breitner	49	I	2016	2024	Director		C

Sabrina Simmons	61	I	2021	2024	Director	C*

Glenn Murphy	62	I	2024	2024	Executive Chairman

Christy Lake	50	II	2018	2025	Director		M

David Lubek	44	II	2023	2025	Director			M

Christopher J. Stadler	59	II	2016	2025	Director

Gary Briggs	61	III	2018	2026	Director	M		C

Nishad Chande	49	III	2016	2026	Director			M

Mary Sullivan	60	III	2021	2026	Director		M
AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee						M – Member C – Chairperson
* Audit Committee Financial Expert

NOMINEES STANDING FOR ELECTION AS CLASS I DIRECTORS AT THE ANNUAL MEETING

For a three-year term expiring at the 2027 Annual Meeting of Stockholders

Iris Yen
Board Member Since: 2023 Age: 52 Board Committees:	Iris Yen has served as a member of our board of directors since June 2023. She also served as an Observer and Advisor to the board of directors from December 2021 to June 2023. Ms. Yen is Chief Strategy and Transformation Officer at Wella Company, a global leader in the beauty industry, which she joined in September 2023. She previously served as Vice President, Global Technology North America at NIKE, Inc., an athletic footwear and apparel corporation, from June 2022 to September 2023. In that role, she led engineering, architecture, product management, and program management for Nike’s largest geography. Prior to that, Ms. Yen served as Vice President, Global Nike Direct Digital Commerce from July 2020 to June 2022, and as Vice President of Greater China Nike Direct Digital Commerce from March 2019 to July 2020. She joined Nike in 2016 as Global Vice President of Strategy from Gap Inc., where she held multiple leadership roles over 13 years, including serving as Gap’s Vice President of Corporate Strategy. Ms. Yen has also served on the Nike Foundation’s Board and Gap’s Political Action Committee, acted as the executive sponsor of Nike’s and Gap’s Asian-American networks, and is a Stanford Women on Boards member. Her public company, digital and global retail industry experience qualifies her to serve on our board of directors.

Audit

Cameron Breitner
Board Member Since: 2016 Age: 49 Board Committees:	Cameron has served as a member of our board of directors since 2016. Since February 2024, Mr. Breitner has served as a Senior Advisor at CVC, one of our Sponsors. Previously, he was a Managing Partner at CVC, having served as a senior executive at the firm from 2007 until February 2024, where he served as the head of CVC’s San Francisco office and shared responsibility for overseeing CVC’s North and South American Private Equity activities. Prior to joining CVC, Mr. Breitner was a Managing Director at Centre Partners, a private equity firm, where he worked from 1998 to 2007. Prior to Centre Partners, he worked in mergers and acquisitions at Bowles Hollowell Conner & Co. Mr. Breitner also serves on the board of directors of Advantage Solutions Inc., a leading business solutions provider to consumer goods manufacturers and retailers, Worldwide Express/GlobalTranz, and CFGI. Mr. Breitner has previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc., Asplundh, Teneo, and many other public and private companies. Mr. Breitner received a bachelor’s degree in psychology from Duke University. His retail industry experience qualifies him to serve on our board of directors.

Compensation Chairperson

Glenn Murphy
Board Member Since: 2024 Age: 62 Board Committees: None	Glenn Murphy has served as Executive Chairman of our board of directors since May 2024. He founded FIS Holdings Ltd., a high-impact consumer-focused investment firm, in 2016 and has served as its Chief Executive Officer since February 2016. Prior to FIS Holdings, Mr. Murphy served as Chairman and Chief Executive Officer of The Gap, Inc. from 2007 until 2014. Prior to that, he served as Chairman and Chief Executive Officer of Shoppers Drug Mart Corporation from 2001 to 2007. Mr. Murphy started his career at Loblaw Companies where he spent 14 years in various leadership roles. Mr. Murphy currently serves on the board of directors of Wella Company and Aimbridge Hospitality. He previously served as Chairman of the board of directors of Lululemon Athletica, Inc. Mr. Murphy holds a bachelor’s degree from the University of Western Ontario. His extensive global retail experience, which includes a track record of strategic and operational leadership across major retail brands, qualifies him to serve on our board of directors.

Sabrina Simmons
Board Member Since: 2021 Age: 61 Board Committees:	Sabrina has served as a member of our board of directors since 2021. She served as Executive Vice President and Chief Financial Officer of Gap, Inc., a worldwide clothing and accessories retailer, from 2008 to 2017. Previously, Ms. Simmons also served in the following positions at Gap: Executive Vice President, Corporate Finance from 2007 to 2008; Senior Vice President, Corporate Finance and Treasurer from 2003 to 2007; and Vice President and Treasurer from 2001 to 2003. Prior to that, Ms. Simmons served as Chief Financial Officer and an executive member of the board of directors of Sygen International plc, a British genetics company, and was Assistant Treasurer at Levi Strauss & Co., a clothing company. Ms. Simmons also serves on the board of directors, compensation committee and nominating and corporate governance committee of Columbia Sportswear Company, as well as the board of directors of Coursera, Inc., where she is chair of the audit committee, and on the board of directors of Moloco, Inc. She also served on the board of directors and audit committee of e.l.f. Beauty, Inc. from 2016 to May 2021 and Williams-Sonoma, Inc. from 2015 to June 2022. Ms. Simmons holds a bachelor’s degree in business administration from the University of California, Berkeley and a master’s degree in business administration from the Anderson School at the University of California, Los Angeles, and is a certified public accountant (inactive). Her public company, global retail, and financial experience qualifies her to serve on our board of directors.

Audit Chairperson

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL

THE 2025 ANNUAL MEETING OF STOCKHOLDERS

Christy Lake
Board Member Since: 2018 Age: 50 Board Committees:	Christy has served as a member of our board of directors since 2018. Since April 2020, she has served as the Chief People Officer at Twilio, a cloud communications platform. Previously, from 2018 to 2020, Ms. Lake served as Senior Vice President and Chief People Officer at Box, Inc., an internet company. Prior to Box, Ms. Lake worked at Medallia, serving as VP of People and Culture from 2016 to 2018 and VP of HRBP & HR Operations in 2016. Ms. Lake also served as Global Head of HR for HP Inc.’s Personal Systems division from 2015 to 2016 and has held additional HR positions at HP Inc. and The Home Depot, among other companies. Ms. Lake holds a bachelor’s degree in political science from the University of Connecticut. Her experience in leadership across various industries qualifies her to serve on our board of directors.

Compensation

R. Michael (Mike) Mohan
Board Member Since: 2021 Age: 56 Board Committees: None	Mike has served as a member of our board of directors since March 2021 and served as Lead Independent Director from July 2021 until his appointment as our Interim Chief Executive Officer in March 2024. Previously, Mr. Mohan served as President and Chief Operating Officer of Best Buy Co., Inc. from June 2019 to July 2021, where he was responsible for the operations of the company’s U.S. and International businesses. From 2004 to June 2019, he served in various leadership roles at Best Buy, overseeing services, customer experience, category management, merchandising, marketing, and supply chain functions. Prior to joining Best Buy, Mr. Mohan was Vice President and General Merchandising Manager for Good Guys. Mr. Mohan also previously worked at Future Shop in Canada from 1988 to 1997, prior to Best Buy’s acquisition of the company, where he served in various merchandising roles. Mr. Mohan also serves as Chairman of the board of directors of Bloomin’ Brands, Inc., and serves on the board of directors of VIZIO Holding Corp. and Jackson Family Wines. His extensive retail industry and management experience, coupled with his digital marketing acumen, qualifies him to serve on our board of directors.

David Lubek
Board Member Since: 2023 Age: 44 Board Committees:	David has served as a member of our board of directors since June 2023. Mr. Lubek is Managing Director, Direct Private Equity at CPP Investments, one of our Sponsors, which he joined in 2008. Prior to joining CPP Investments, Mr. Lubek worked at CIBC World Markets in the Mergers and Acquisitions investment banking group. Mr. Lubek also currently serves on the board of directors of Qualtrics. Mr. Lubek holds a bachelor’s degree in business administration from York University and a master’s degree in business administration from the Kellogg School of Management at Northwestern University. His experience across multiple industries qualifies him to serve on our board of directors.

Nominating and Corporate Governance

Christopher J. Stadler
Board Member Since: 2016 Age: 59 Board Committees: None	Christopher has served as a member of our board of directors since 2016. He is a Managing Partner at CVC, one of our Sponsors, which he joined in 2007. Mr. Stadler is on the board of the CVC Capital Partners advisory business. Prior to joining CVC, he worked for Investcorp as Head of Private Equity, North America after joining as Managing Director in 1996. Mr. Stadler previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. He holds a bachelor’s degree in economics from Drew University and a master’s degree in business administration from Columbia University. His experience across multiple industries qualifies him to serve on our board of directors.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL

THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Gary Briggs
Board Member Since: 2018 Age: 61 Board Committees:	Gary has served as a member of our board of directors since 2018. Mr. Briggs is Senior Advisor, Paid Media, Biden for President, which he joined in April 2024. He also serves on the board of directors of Etsy as well as Combe, Inc., a personal-care company. He served on the board of directors of Afterpay from January 2020 to January 2022 until it was acquired by Block, Inc., and as Chairman at Hawkfish, a data and technology firm from September 2019 to May 2021. Between 2013 and 2018, Mr. Briggs served as the Chief Marketing Officer of Meta Platforms, Inc. (formerly Facebook, Inc.). Prior to joining Meta, he served in various leadership roles at Google Inc. Before then, he held a number of marketing and general management leadership roles at eBay Inc., PayPal, Inc., PepsiCo, Inc., and IBM Corp. Earlier in his career, he was a management consultant with McKinsey and Company. He holds a bachelor’s degree from Brown University and a master’s degree from the Kellogg School of Management at Northwestern University. His extensive experience in marketing and brand management qualifies him to serve on our board of directors.

Nominating and Corporate Governance Chairperson

Audit

Nishad Chande
Board Member Since: 2016 Age: 49 Board Committees:	Nishad has served as a member of our board of directors since 2016. He is Partner, U.S. Head of Consumer and Co-Head of Business Services at CVC, one of our Sponsors, which he joined in 2016. Prior to joining CVC, he worked at Centre Partners, a private equity firm, from 2005 to 2016, Bain & Company from 2003 to 2005, Raymond James Capital from 1999 to 2001, and Schroders from 1997 to 1999. Mr. Chande previously served on the board of directors of BJ’s Wholesale Club Holdings, Inc. Mr. Chande holds a bachelor’s degree in economics and mathematics from Dartmouth College and a master’s in business administration degree from the Wharton School at the University of Pennsylvania. His experience across multiple industries qualifies him to serve on our board of directors.

Nominating and Corporate Governance

Mary Sullivan
Board Member Since: 2021 Age: 60 Board Committees:	Mary has served as a member of our board of directors since 2021. Ms. Sullivan is Senior Managing Director & Chief Talent Officer at CPP Investments, one of our Sponsors, which she joined in 2015 and where she currently is responsible for talent acquisition, organizational development, international mobility, compensation and benefits, and inclusion and diversity. Prior to joining CPP Investments, Ms. Sullivan was Senior Vice President, People at Holt, Renfrew & Co., a Canadian luxury department store chain, from 2014 to 2015, where she was responsible for the Human Resources function. From 2007 to 2014, she worked at Four Seasons Hotels and Resorts, ending her career at the firm in the role of Senior Vice President, Corporate Human Resources. She also spent seven years as a leader of the Human Resources function at IMAX Corporation, ending as Senior Vice President of Human Resources. Ms. Sullivan holds a bachelor’s degree in administrative and commercial studies from the University of Western Ontario and a master’s degree in business administration from the Rotman School of Management at the University of Toronto. Her experience in leadership roles across the retail and hospitality industries qualifies her to serve on our board of directors.

Compensation

Director Independence

Our nominating and corporate governance committee and our board have conducted their annual review of the independence of each director nominee under the applicable Nasdaq and SEC independence standards. Based upon the nominating and corporate governance committee’s recommendation and our board’s own review and assessment, our board has affirmatively determined in its business judgment that each of Cameron Breitner, Gary Briggs, Christy Lake, Sabrina Simmons, and Iris Yen is “independent” as defined under the Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In determining Mr. Breitner’s independence, our nominating and corporate governance committee and our board considered that Mr. Breitner stepped down as Managing Partner at CVC in February 2024 and, as such, is no longer affiliated with CVC, one of our Sponsors, in an employee or officer capacity. Mr. Breitner currently serves as a senior advisor to CVC, where his role is primarily with respect to sourcing new transactions and his compensation from CVC in this role is entirely comprised of ongoing carried interest relating to transactions in which he was previously involved and his shareholdings in CVC.

Board Leadership Structure

Our board regularly reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. Our board does not have a written policy on whether the role of Chairman and CEO should be separate or combined. In March 2024, our board appointed R. Michael (Mike) Mohan, our former Lead Independent Director, as Interim CEO. The board is conducting a comprehensive search for a permanent CEO with the support of a leading global executive search firm. In addition, in May 2024, our board appointed Glenn Murphy as Executive Chairman of the board. As Executive Chairman, Mr. Murphy will support the Petco leadership team’s focus on improving profitability while implementing strategic actions to drive long-term growth. He is also expected to play a lead role in the board’s ongoing search for a permanent CEO and will have such other duties and responsibilities as delegated to him by the board from time to time. Our board believes that our current board leadership structure, with an Executive Chairman who is well-versed in the needs of a complex business along with an Interim CEO with deep knowledge of Petco, gives our board a strong leadership and corporate governance structure that best serves the needs of Petco and our stockholders to drive the Company forward at this time.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least 2 times per year and at such other times as may be requested by any independent director. Our independent directors held 4 executive sessions during fiscal 2023, all of which were chaired and led by the then Lead Independent Director. When there is no Lead Independent Director, the independent directors elect another independent director to present at executive sessions.

Director Nominations

The nominating and corporate governance committee periodically reviews and recommends to our board the skills, experience, characteristics, and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The nominating and corporate governance committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics, and other criteria established by our board are currently represented on our board as a whole and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. The board and the nominating and corporate governance committee also actively seek to achieve a diversity of occupational and personal backgrounds on the board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age, and sexual orientation. As part of the search process for each new director, the nominating and corporate governance committee actively seeks out women and other diverse candidates to include in the pool from which board nominees are chosen. The nominating and corporate governance committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications and characteristics of our directors, including racial and ethnic diversity, as part of our board’s annual self-evaluation process.

Procedures for Recommending Individuals to Serve as Directors

The nominating and corporate governance committee also considers director candidates recommended by our stockholders. Any stockholder who wishes to propose director nominees for consideration by our nominating and corporate governance committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by directing a description of each nominee’s name and qualifications for board membership to the chair of the nominating and corporate governance committee by sending an email to Directors@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our second amended and restated bylaws (“bylaws”) (which can be provided free of charge upon request by writing to our Secretary at the email or physical address listed above). The nominating and corporate governance committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Board Qualifications and Diversity

The following charts show how certain skills, experience, characteristics, and other criteria, including diversity of viewpoints and diversity with respect to gender and demographics, are currently represented on our board. The chart summarizing skills is not intended to be an exhaustive list for each director, but instead intentionally focuses on the primary skillsets each director contributes. We believe the combination of the skills and qualifications shown below demonstrates how our board is well-positioned to provide effective oversight and strategic advice to our management.

Director	Strategic Planning/ Strategy Development	Retail Experience	Senior Executive Leadership	Accounting/ Financial Reporting	Public Company Experience	Human Capital Management	Diversity (Gender)	Diversity (Race/ Ethnicity)

R. Michael (Mike) Mohan	✓	✓	✓	✓	✓	✓		✓

Cameron Breitner	✓	✓	✓	✓	✓

Christopher J. Stadler	✓	✓	✓	✓	✓	✓

Christy Lake	✓	✓	✓		✓	✓	✓

David Lubek	✓	✓			✓

Gary Briggs	✓	✓	✓	✓	✓

Iris Yen	✓	✓	✓	✓	✓		✓	✓

Mary Sullivan	✓	✓	✓		✓	✓	✓

Nishad Chande	✓	✓		✓	✓			✓

Sabrina Simmons	✓	✓	✓	✓	✓		✓	✓

Glenn Murphy	✓	✓	✓	✓	✓	✓

Board Diversity Matrix (as of May 31, 2024)

Total Number of Directors: 11

Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	4	7	—	—

Part II: Demographic Background	Female	Male	Non-Binary	Did Not Disclose Gender

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	2	2	—	—

Hispanic or Latinx	1	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	3	4	—	—

Two or More Races or Ethnicities	1	2	—	—

LGBTQ+	—

Did Not Disclose Demographic Background	1

Committees of our Board of Directors

Our board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. These committees are each described below. Each of our board’s committees acts under a written charter, which was adopted and approved by our board of directors. Copies of the committees’ charters are available on our website at ir.petco.com/corporate-governance/documents-and-charters.

Committee Membership; Meetings and Attendance

During our last completed fiscal year:

•	our board of directors held 4 meetings;

•	our audit committee held 6 meetings;

•	our compensation committee held 6 meetings; and

•	our nominating and corporate governance committee held 4 meetings.

Each of our incumbent directors attended at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such director served as a director during fiscal 2023.

Directors are expected to attend the Annual Meeting absent unusual circumstances. Eight of our incumbent directors attended our 2023 Annual Meeting.

Audit Committee

Members Sabrina Simmons (Chair) Gary Briggs Iris Yen

Principal Responsibilities

Each of Sabrina Simmons, Gary Briggs, and Iris Yen qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to audit committee members. Each member of the audit committee is financially literate, and Sabrina Simmons also qualifies as an “audit committee financial expert” as defined by the SEC rules. Under its charter, our audit committee, among other things, has responsibility for:

•   assisting our board of directors in its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence, our accounting and financial reporting processes, and the audits of our financial statements;

•   the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•   preparing the report required by the SEC for inclusion in our annual proxy or information statement;

•   approving audit and non-audit services to be performed by the independent accountants;

•   reviewing and discussing with management and the independent auditor our annual audited and quarterly financial statements, including management’s discussion and analysis of financial condition and operations and the independent auditor’s reports related to the financial statements;

•   reviewing and discussing our practices with respect to risk assessment and risk management, and risks related to matters including our financial statements and financial reporting processes, compliance, information technology, and cybersecurity;

•   establishing and periodically reviewing policies and procedures for the review, approval, and ratification of related person transactions, as defined in applicable SEC rules, review related person transactions, and oversee other related person transactions governed by applicable accounting standards;

•   annually evaluating the performance of the audit committee and assessing the adequacy of the audit committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

The audit committee has also established and oversees procedures for the receipt, retention, and treatment of complaints received by Petco regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Petco employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee

Members Cameron Breitner (Chair) Christy Lake Mary Sullivan

Principal Responsibilities

Each of Cameron Breitner and Christy Lake qualifies as an “independent” director for purposes of the Nasdaq independence rules that are applicable to compensation committee members, including applicable heightened independence standards under the Nasdaq rules. Christy Lake also qualifies as a “non-employee director” under Section 16 of the Exchange Act. As a controlled company, we rely on the exemption from the Nasdaq requirement that we have a compensation committee composed entirely of independent directors. Under its charter, our compensation committee, among other things, has responsibility for:

•   reviewing and approving the compensation and benefits of our CEO and other executive officers, or recommending such compensation for approval by our board of directors, as applicable;

•   periodically reviewing and recommending to the board the amount and form of non-employee director compensation;

•   appointing and overseeing the work performed by any compensation consultant, and, at least annually, assessing whether the work of compensation consultants involved in determining or recommending executive or director compensation has raised any conflict of interest that is required to be disclosed in our annual report and proxy statement;

•   overseeing assessment of the risks related to our compensation policies and programs applicable to officers and employees, and reporting to the board on the results of this assessment;

•   overseeing succession planning for positions held by senior management, including the CEO, and reviewing succession planning and management development at least annually with the board, including recommendations and evaluations of potential successors to fill these positions;

•   overseeing our strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture and talent development and retention;

•   annually evaluating the performance of the compensation committee and assessing the adequacy of the compensation committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

Nominating and Corporate Governance Committee

Members Gary Briggs (Chair) Nishad Chande David Lubek

Principal Responsibilities

Gary Briggs qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to nominating and corporate governance committees. As a controlled company, we rely on the exemption from the Nasdaq requirement that we have a nominating and corporate governance committee composed entirely of independent directors. Under its charter, our nominating and corporate governance committee, among other things, has responsibility for:

•   identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•   engaging in succession planning for our board of directors;

•   recommending to our board of directors our director candidates for election at the annual meeting of stockholders;

•   developing and recommending to our board of directors a set of corporate governance guidelines and principles;

•   overseeing and, where appropriate, making recommendations to our board of directors regarding sustainability matters relevant to our business, including Petco policies, activities, and opportunities;

•   overseeing our stockholder engagement program and making recommendations to the board regarding its involvement in stockholder engagement;

•   performing a leadership role in shaping our corporate governance;

•   annually evaluating the performance of the nominating and corporate governance committee and adequacy of the nominating and corporate governance committee’s charter; and

•   performing such other functions as our board of directors may from time to time assign to the committee.

Strategy and Risk Oversight

Our board believes that effective risk management and control processes are critical to Petco’s safety and soundness, our ability to predict and manage the challenges that Petco and the pet category face and, ultimately, Petco’s long-term corporate success.

Management is responsible for the day-to-day oversight and management of our risk management framework, including strategic, operational, legal, compliance, cybersecurity, and financial risks, while our board, as a whole and through its committees, is responsible for the overall oversight of our risk management framework. Consistent with this approach, our enterprise risk steering committee comprised of key stakeholders throughout the Company works with management to identify, review, and update both the framework and certain specific short-, intermediate-, and long-term risks that we face, which are presented to our audit committee and board at regular audit committee and board meetings as part of management presentations that focus on particular business functions, operations, or strategies. Such presentations also identify steps taken by management to eliminate or mitigate such risks and report on how feedback from the audit committee and/or board regarding our enterprise risk management efforts (including how we address existing risks and identify significant emerging risks) is implemented. In this process, we also utilize a heat map that identifies the probability and impact of inherent risks that we face, which is presented to our audit committee and board and updated regularly. While our board is ultimately responsible for the risk oversight of our Company, our audit committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, information technology, cybersecurity, privacy, and control risks, and oversight of the measures initiated by management to monitor and control such risks. Through the audit committee’s formal oversight responsibility for cybersecurity, as delegated by our board of directors, it is responsible for reviewing our policies and procedures with respect to cybersecurity risk assessment and risk management. As part of the board of directors and audit committee’s oversight, our Chief Administrative Officer, Chief Technology Officer (“CTO”), and/or Chief Information Security Officer (“CISO”) provide semi-annual updates to the audit committee with respect to cybersecurity incidents, mitigation, threats, risks, and management, which are also communicated to the full board. For additional information regarding our cybersecurity risk assessment program, see our Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

Our audit committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our compensation committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our nominating and corporate governance committee has responsibility to review risks relating to our corporate governance practices, including ESG and other sustainability matters. These committees provide regular reports on our risk management practices to our board. Our board believes that the Company’s current leadership structure supports its risk oversight function.

In addition, as part of the board’s strategic and risk oversight, the board oversees our ESG strategies. Throughout the year, the board receives reports from management, including our Vice President of Sustainability and Chief ESG & Communications Officer, and our nominating and corporate governance committee on key ESG matters, our actions around being a responsible company and corporate citizen, and our ESG reporting, which demonstrates our commitment to transparency and accountability of our goals and progress.

Stockholder Engagement

We conduct a proactive outreach effort with the governance teams of our major stockholders. Throughout the year, members of our management team engage with our stockholders to seek their input and feedback in an effort to remain well-informed regarding their perspectives and to help increase their understanding of our business. In particular, through these engagements, we leverage the discussions to cover topics of interest to our stockholders, including our compensation policies and practices as well as ESG matters.

The chair of our nominating and corporate governance committee spent time alongside members of our management team in fiscal 2023 in discussions with certain of our major stockholders. The feedback received from our stockholder outreach efforts is communicated to and considered by management and the board, and our engagement activities have produced valuable feedback that has helped inform our decisions and our strategy, when appropriate, particularly with respect to our compensation policies and practices as well as our ESG efforts and certain ESG initiatives that we’ve prioritized in connection with such feedback.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our board or any individual director may do so by sending an email to Directors@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127. Each communication will be reviewed to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications, such as advertisements, solicitations, product inquiries, or any offensive or otherwise inappropriate materials.

Code of Business Conduct and Ethics

Our board adopted a Code of Business Conduct and Ethics relating to the conduct of our business by all of our employees, executive officers (including our principal executive officer and principal financial officer/principal accounting officer (or persons performing similar functions)) and directors. This code satisfies the requirement that we have a “code of conduct” under the Nasdaq and SEC rules and is available on our website at ir.petco.com/corporate-governance/documents-and-charters. To the extent required under the Nasdaq and SEC rules, we intend to disclose future amendments to certain provisions of this code, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

Principles of Corporate Governance

Our board also adopted principles of corporate governance to formalize its governance practices, which serve as a framework within which our board and its committees operate. These principles cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, CEO evaluation, succession planning, annual board assessments, board committees, director orientation and continuing education, board communications with stockholders, and others. A copy of our principles of corporate governance is available on our website at ir.petco.com/corporate-governance/documents-and-charters.

Fiscal Year 2023 Director Compensation

Under our director compensation program, members of our board of directors who are not employees or officers of Petco, our Principal Stockholders, CVC, CPP Investments, or their respective affiliates are entitled to receive the following:

•	Annual cash retainer of $80,000;

•	Cash fee of $35,000 for service as chairperson, or $10,000 for service other than as chairperson, of our audit committee;

•	Cash fee of $25,000 for service as chairperson, or $10,000 for service other than as chairperson, of our compensation committee;
•	Cash fee of $20,000 for service as chairperson, or $7,500 for service other than chairperson, of our nominating and corporate governance committee;

•	Cash fee of $150,000 for service as the non-executive chair of our board of directors;

•	Cash fee of $50,000 for service as the lead independent director of our board of directors; and

•	Annual equity grant of restricted stock units (“RSUs”) under the Petco Health and Wellness Company, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) with a value of approximately $165,000, subject to one-year cliff vesting on the day of the next annual meeting of stockholders.

In addition, our director compensation program provides each director with reimbursement for reasonable travel and expenses incurred in attending meetings and activities of our board of directors and its committees.

In accordance with our director compensation program, in July 2023, each eligible member of our board of directors received an annual grant of 18,836 RSUs, which will vest on the earlier to occur of (i) the first anniversary of the Grant Date or (ii) on the date of the 2024 Stockholder’s Meeting.

In fiscal 2023, Iris Yen was appointed to our board of directors. In connection with Ms. Yen’s appointment, she received an initial equity award of 13,699 RSUs (with an approximate value of $120,000), which will vest on July 6, 2024. Ms. Yen also received the annual 2023 director equity grant described above. David Lubek was also appointed to the Board of Directors during fiscal 2023 but Mr. Lubek is an employee of CPP Investments and thus not eligible to receive compensation under our director compensation program.

The table below describes the compensation provided to our independent, non-employee directors in fiscal 2023. Mr. Coughlin was not separately compensated for his service on our board of directors, and his fiscal 2023 compensation is described under “Executive Compensation—Executive Compensation Tables—Summary Compensation Table” below.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Maximilian Biagosch (3)(4)	—	—	—

Cameron Breitner (3)	—	—	—

Gary Briggs	$104,167	$165,003	$269,170

Nishad Chande (3)	—	—	—

Christy Lake	$90,000	$165,003	$255,003

David Lubek (3)(4)	—	—	—

R. Michael (Mike) Mohan (5)	$140,000	$165,003	$305,003

Jennifer Pereira (3)(4)	—	—	—

Sabrina Simmons	$115,000	$165,003	$280,003

Christopher J. Stadler (3)	—	—	—

Mary Sullivan (3)	—	—	—

Iris Yen (4)	$88,958	$285,007	$373,965

(1)

Amounts reported represent the annual cash fees earned by each independent, non-employee director in fiscal 2023, pro-rated for any partial years of service (including partial years of service on committees or as chairperson).

(2)

Amounts in this column represent the aggregate grant date fair value of the annual RSUs granted to each eligible director during fiscal 2023 and the initial RSU award granted to Ms. Yen in connection with her appointment, in each case, calculated in accordance with FASB ASC Topic 718 based on the closing price of our Class A common stock on July 6, 2023, the date of grant, of $8.76. For additional information regarding the assumptions underlying this calculation, please read Note 12—Stockholders’ Equity to our consolidated financial statements for the fiscal year ended February 3, 2024, located in our Annual Report on Form 10-K for such fiscal year. As of February 3, 2024, Mr. Briggs and Ms. Lake each held 1,500,000 Common Series C Units in Scooby LP, our indirect parent (the “C Units”) originally granted in 2018 with a distribution threshold of $0.50, which are generally subject to the same terms as the C Units granted to our Named Executive Officers. Additionally, as of February 3, 2024, each independent director held the following unvested RSUs: Mr. Briggs: 18,836; Ms. Lake: 18,836; Mr. Mohan: 18,836; Ms. Simmons: 18,836, and Ms. Yen: 32,535.

(3)	These directors are not eligible for compensation under our director compensation program and did not receive any compensation from us during fiscal 2023.

(4)	Mr. Biagosch and Ms. Pereira resigned from our Board in June 2023, and Ms. Yen and Mr. Lubek were appointed to fill the vacancies created by such resignations.

(5)

Mr. Mohan was appointed as the Company’s interim Chief Executive Officer effective as of March 13, 2024, at which point he ceased to be eligible to receive compensation under our director compensation program. In connection with his appointment, the Company entered into an employment letter with Mr. Mohan that provides for (a) an initial base salary of $1,100,000, (b) a target bonus for fiscal 2024 equal to 125% of his base salary, pro-rated for the portion of the fiscal year that Mr. Mohan is employed as interim CEO, (c) equity awards having an aggregate grant date value of $8 million, one-third of which was in the form of RSUs and two-thirds of which were in the form of stock options with an exercise price of $5.00 per share, in each case, vesting ratably in monthly installments for one year, and (d) participation in the Company’s standard employee benefits. In the event Mr. Mohan’s employment ends prior to July 13, 2024, Mr. Mohan will be guaranteed base salary, a pro-rated bonus, and equity vesting as if he were employed through such date, unless his employment ends as a result of his resignation or a termination for cause.

As Executive Chairman, Mr. Murphy will not be eligible to receive compensation under our director compensation program. In connection with his appointment, the Company entered into an employment letter with Mr. Murphy that provides for (a) an initial base salary of $250,000, (b) a target bonus equal to 100% of his base salary, (c) 1,000,000 restricted stock units vesting in equal quarterly installments for three years, and (d) stock options to purchase up to 3,824,000 shares with exercise prices ranging from $3.58 to $10.00 per share, in each case, vesting in equal quarterly installments for three years. Upon a termination of his employment without cause, Mr. Murphy will receive statutory severance benefits required under applicable law.

PROPOSAL 1—ELECTION OF DIRECTORS

There are four Class I directors whose term of office expires at the Annual Meeting. Our nominating and corporate governance committee has recommended, and our board has approved, each of Iris Yen, Cameron Breitner, Sabrina Simmons, and Glenn Murphy as nominees for election as Class I directors at the Annual Meeting. If elected at the Annual Meeting, each of these nominees would serve until the 2027 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation, removal, retirement, or disqualification. Information concerning these nominees and other continuing directors appears under “—Composition of the Board of Directors” above. Each of the nominees has consented to serve as a director, if elected, and all of the nominees are currently serving on our board of directors. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our board, or alternatively, our board may leave a vacancy on our board or reduce the size of our board.

Each director is elected by a plurality of the votes cast. “Plurality” means that the four nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on this Proposal 1. Holders of Class B-1 common stock are not entitled to vote on this Proposal 1. Holders of Class A common stock and Class B-2 common stock may vote “For All,” “Withhold All,” or “For All Except” with respect to the nominees named in this Proposal 1. Any shares voted “Withhold All” and broker non-votes, if any, are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.

FOR ALL	OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE DIRECTOR NOMINEES NAMED ABOVE.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Below is a list of our executive officers and their respective ages and a brief account of the business experience of each of them.

Name	Age	Position

Glenn Murphy	62	Executive Chairman

R. Michael Mohan	56	Interim Chief Executive Officer

Brian LaRose	51	Chief Financial Officer

Justin Tichy (1)	52	Chief Operating Officer

John Zavada	61	Chief Administrative Officer

Giovanni Insana	37	Chief Legal Officer and Secretary

Holly May	42	Chief Human Resources Officer

(1)	As noted below, Justin Tichy tendered his resignation from the Company, effective as of June 8, 2024. The Chief Operating Officer role has been eliminated effective as of such time.

R. Michael Mohan’s and Glenn Murphy’s biographical information can be found with the other director biographies in the “Board of Directors and Corporate Governance” section above.

Brian LaRose has served as our Chief Financial Officer since August 2021, and as our Senior Vice President, Finance from September 2020 to August 2021. Prior to joining us, Mr. LaRose served as Divisional CFO for HP’s 3D printing business unit. He previously led the separation management office during the separation of HP into two publicly traded Fortune 50 companies – at the time, the largest such split in U.S. history. During his 17 years with HP, Mr. LaRose also led HP’s SEC reporting group and managed investor relationships in over 15 countries. Mr. LaRose began his career with Deloitte’s mergers and acquisitions, and audit practices. Mr. LaRose is a member of the board of directors of the National Foundation for Autism Research, where he also serves as Treasurer. Mr. LaRose holds a bachelor’s degree from Colby College, and a master’s degree in business administration and a master’s degree in accounting from Northeastern University.

Justin Tichy has served as our Chief Operating Officer since October 2023. He previously served as our Chief Pet Care Center Officer and Chief Operating Officer from August 2022 to October 2023, as our Chief Pet Care Center Officer from January 2021 to August 2022, and as our Chief Stores Officer from October 2018 to January 2021. Effective June 8, 2024, Mr. Tichy has resigned as Chief Operating Officer of the Company. Prior to joining us, Mr. Tichy served from May 2015 to October 2018 as President of Sales at Confie, one of the largest privately held insurance brokers in the United States. Previously, he held key leadership positions at Best Buy Co., Inc., Target Corp., and Walmart Inc. Mr. Tichy holds a bachelor’s degree in business management from Pennsylvania State University and a master’s degree in organizational management from the University of Phoenix.

John Zavada has served as our Chief Administrative Officer since July 2021, and as our Chief Information and Administrative Officer from September 2016 to July 2021. Prior to joining us, Mr. Zavada served from 2013 to 2016 as Senior Vice President and Chief Information Officer at Restoration Hardware. Previously, he filled Chief Information Officer roles at Guitar Center, Big Lots, Inc., Gottschalks Department Stores, and Victoria’s Secret Stores. Mr. Zavada holds a bachelor’s degree in business information systems from California State Polytechnic University.

Giovanni Insana has served as our Chief Legal Officer and Secretary since October 2023 and previously as our VP Legal, Securities and M&A from April 2023 to October 2023, and as Associate General Counsel, Securities from January 2021 to April 2023. Prior to joining us, Mr. Insana served as Assistant General Counsel at InterDigital, Inc. from April 2020 to January 2021 and as Senior Corporate Counsel from April 2019 to April 2020. Prior to that, he was an associate at Dechert LLP from August 2015 to April 2019. Mr. Insana holds a bachelor’s degree in economics from the University of Pittsburgh and a J.D. from the University of Pennsylvania Carey Law School.

Holly May has served as our Chief Human Resources Officer since February 2024. Prior to joining us, Ms. May served as Executive Vice President and Global Chief Human Resources Officer for Walgreens Boots Alliance from October 2021 to November 2023, where she led all aspects of the organization’s global HR and Environmental, Social and Governance (ESG) functions. Prior to that, Ms. May served as Global Chief Human Resources Officer at Abercrombie & Fitch from January 2021 to October 2021, and as Senior Vice President, Global Total Rewards & Service Delivery at Starbucks Coffee Company from September 2018 to January 2021. Ms. May holds a bachelor’s degree from Wellesley College and a Master of Finance degree from the A.B. Freeman School of Business at Tulane University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides an overview of our executive compensation philosophy, objectives, and design and each element of our executive compensation program with regard to the compensation awarded to, earned by, or paid to our named executive officers (our “Named Executive Officers” or “NEOs”) during fiscal 2023, as well as certain changes we have made to our executive compensation program since the end of fiscal 2023. Our NEOs are employed by our indirect wholly owned subsidiary, Petco Animal Supplies Stores, Inc.

For fiscal 2023, our NEOs were:

Name	Title

Ronald Coughlin, Jr.	Former Chief Executive Officer (1)

Brian LaRose	Chief Financial Officer

Darren MacDonald	Former Chief Customer Officer (2)

Justin Tichy	Chief Operating Officer (3)

Amy College	Former Chief Merchandising and Supply Chain Officer (4)

(1)

Mr. Coughlin ceased to serve as the Company’s Chief Executive Officer, Chairman and member of the Board effective March 12, 2024, when he was succeeded by Mr. Mohan as interim Chief Executive Officer. Mr. Coughlin provided transition services as an employee through the termination of his employment on May 1, 2024, which constituted a termination without cause under his employment agreement. Mr. Coughlin has agreed to serve in a consultant capacity as an advisor to the Board through May 1, 2025 to support a smooth leadership transition. For additional information regarding Mr. Coughlin’s separation, see “Potential Payments Upon Termination or Change in Control—–Mr. Coughlin Separation Agreement” below.

(2)

Mr. MacDonald’s employment was terminated effective April 12, 2024, which constituted a termination without cause under the Executive Severance Plan. For additional information regarding Mr. MacDonald’s separation, see “Potential Payments Upon Termination or Change in Control—–Mr. MacDonald Separation Agreement” below.

(3)	Mr. Tichy resigned from his position as Chief Operating Officer of the Company effective June 8, 2024.

(4)

Ms. College’s title was changed from Chief Merchandising Officer to Chief Merchandising and Supply Chain Officer effective January 30, 2024, reflecting an increase in the scope of her role. On May 28, 2024, Ms. College ceased to serve as Chief Merchandising and Supply Chain Officer but is expected to remain a full-time non-officer employee for a transition period ending August 17, 2024. For additional information regarding Ms. College’s separation, see “Potential Payments Upon Termination or Change in Control—– Ms. College Termination” below.

Principal Objectives of Our Compensation Program for Named Executive Officers

Our executive team is critical to our success and to building value for our stockholders. Our executive compensation program is designed to attract and retain highly skilled, performance-oriented executives who thrive in a culture focused on delivering purpose-driven results. We incentivize our senior leaders to deliver the highest levels of execution and business results, while also delivering on our mission of improving lives for pets, pet parents, and our own Petco partners. We carry out these objectives through the following attributes of our executive compensation program:

•	We align executive compensation with achievement of operational and financial results, increases in stockholder value, and delivering on our mission.
•	A significant portion of total compensation for our executives is at-risk and is delivered through short-term and long-term incentive programs that are designed to align their interests with those of our stockholders.

•	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant criteria in making pay decisions.

•	Total compensation for individual executives is influenced by a variety of factors, including each executive’s scope of responsibility, individual performance, skill set, experience, and expected future contributions.

•	We attempt to create simple, straightforward compensation programs that our partners and stockholders can easily understand.

Our executive compensation program includes a number of governance best practices:

What We Do	What We Don’t Do

•  Majority of NEO target compensation is at-risk

•  Align executive pay with performance

•  Robust stock ownership guidelines for all executive officers and non-employee directors

•  Independent compensation consultant

•  Maintain a compensation clawback policy

•  Hold annual say-on-pay vote

•  No single-trigger change in control payments or acceleration of Petco equity awards

•  No dividends paid on unvested or unearned Petco equity awards

•  No tax gross-ups on severance payments

•  No option repricing without stockholder approval

•  No excess risk-taking in executive compensation programs

•  No hedging or pledging of Petco stock

Process for Setting Executive Compensation

Role of our Compensation Committee and Management in Compensation Decisions

As described below, the primary elements of our executive rewards program are annual base salary, annual short-term cash incentives, long-term equity incentives, and other benefits and perquisites. Together, these items are complementary and serve the goals described above.

Our executive compensation program is developed and overseen by the compensation committee. The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to the compensation of our executive officers and directors, including by overseeing Petco’s overall rewards philosophy, policies, and programs, evaluating the compensation and performance of our executive officers, and reviewing, approving, and modifying the terms of our compensation and benefit plans and programs as appropriate. Subject in certain circumstances to approval by our board of directors, the compensation committee has the sole authority to make final decisions with respect to our executive compensation program. For more information regarding the authority and responsibilities of the compensation committee, please refer to the compensation committee’s charter, which is available via Petco’s Investor Relations website at ir.petco.com/corporate-governance/documents-and-charters.

In making decisions regarding the allocation of compensation between short-term and long-term compensation, between cash and non-cash compensation, and among different forms of cash and non-cash compensation, the compensation committee takes into account the views and recommendations of management, in particular our CEO and Chief Human Resources Officer (except with respect to their own compensation). For fiscal 2023, our former CEO made recommendations about annual base salary increases, annual short-term incentive targets, and long-term equity grants for our other NEOs using market data and considering internal equity alignment while working within the parameters of our annual budget for base salary increases and the size of the equity pool.

Use of Compensation Consultants

During fiscal 2023, the compensation committee engaged Exequity as its independent compensation consultant. Exequity assisted the compensation committee in designing the executive compensation program for fiscal 2023, which included review and recommendations regarding our 2023 Peer Group (as defined below), a review and analysis of our executive compensation levels and practices relative to the 2023 Peer Group, a review and analysis of remuneration for our board of directors, and recommendations regarding the design of fiscal 2023 short-term and long-term compensation. After taking into consideration the factors listed in Nasdaq Listing Rule 5605(d)(3)(D), the compensation committee concluded that there are no conflicts of interest with respect to the engagement of Exequity by the compensation committee.

Peer Group

For fiscal 2023, the compensation committee, with the assistance of Exequity, reviewed our peer group and determined that it would remain the same for purposes of our compensation benchmarking for fiscal 2023 as it continued to reflect companies in a similar industry with comparable revenue, EBITDA, enterprise value, and enterprise value-to-EBITDA ratio, and with whom we may compete for talent (the “Peer Group”). The Michaels Companies, Inc. was removed due to their transition to a private company. In determining appropriate compensation opportunities for our NEOs, the compensation committee reviewed competitive market data provided by Exequity regarding the compensation practices of our Peer Group. The following 15 companies comprised our Peer Group for purposes of our fiscal 2023 compensation decisions:

Academy Sports and Outdoors, Inc.	PriceSmart, Inc.
Advance Auto Parts, Inc.	RH
American Eagle Outfitters, Inc.	Sally Beauty Holdings, Inc.
Casey’s General Stores, Inc.	Sprouts Farmers Market, Inc.
Central Garden & Pet Company	Tractor Supply Company
DICK’s Sporting Goods, Inc.	Ulta Beauty, Inc.
Foot Locker, Inc.	Williams-Sonoma, Inc.
National Vision Holdings, Inc.

Internal Pay Equity and Other Factors

In setting base salaries, annual short-term cash incentives, and long-term equity incentives, our compensation committee, in collaboration with the CEO, considers factors such as internal pay equity, the capabilities and expertise of each executive, relative responsibilities among members of our executive team, individual contributions by each executive, and business conditions.

For elements of compensation other than total direct compensation, such as severance and change in control benefits, our compensation committee has relied on information provided by Exequity, Peer Group compensation practices, and its own business experience and familiarity with market conditions in determining the appropriate level of benefits for our NEOs.

Say-on-Pay Results and Stockholder Feedback

We value the opinions of our shareholders regarding our executive compensation policies and practices. At the 2023 Annual Meeting of Stockholders, approximately 76% of the votes cast in our say-on-pay advisory vote were in favor of our executive compensation policies and practices. Following the 2023 Annual Meeting, we met with select stockholders to solicit direct feedback regarding our governance, executive compensation, and Environmental, Social, and Governance practices. In response to feedback from our shareholders and the say-on-pay results from our 2023 Annual Meeting, we took the following actions during fiscal 2023 and fiscal 2024:

•	We have provided enhanced disclosures regarding the performance goals applicable to the 2023 AIP (as defined below) and provided additional disclosure on the fiscal 2023 performance metrics for all outstanding performance share units (“PSUs”);

•	The 2024 AIP places greater emphasis on adjusted EBITDA and utilizes an adjusted free cash flow metric rather than a total revenue metric utilized in previous years, so that our 2024 AIP will create incentives that are more distinguished, yet complementary, with the remaining tranches of in-flight PSU awards;

•	For fiscal 2023 and fiscal 2024, all NEOs received a portion of their annual equity award in the form of PSUs;

•	The PSUs granted as part of the fiscal 2024 annual equity awards are subject to an absolute total shareholder return (“TSR”) performance metric to focus our NEOs on stock price appreciation and remove overlap with the performance metrics applicable to the 2024 AIP.

Elements of Compensation

Base Salary

We pay our NEOs a base salary to provide them with a fixed, base level of compensation commensurate with the executive’s skills, competencies, experience, contributions, and performance, as well as general review of market compensation. Base salaries are reviewed annually, and the compensation committee makes adjustments to reflect individual and Petco performance as well as any survey and peer group data provided by Exequity. The CEO and Chief Human Resources Officer make recommendations to our compensation committee regarding base salary adjustments for our executive officers (except with respect to their own salaries). These recommendations are generally based upon the executive’s sustained performance, leadership and contribution to Petco performance, internal pay equity considerations, and survey data. Our compensation committee takes all of these factors into account when making its decisions on base salaries but does not assign specific weight to any one factor. In addition to the annual base salary review, our compensation committee may also adjust base salaries at other times during the year in connection with promotions, increased responsibilities or to maintain competitiveness in the market.

During fiscal 2023, after internal and external pay benchmarking, the Committee decided not to make any changes to our NEOs’ base salaries.

The chart below provides the base salary for each of our NEOs during fiscal 2023.

Name	Fiscal 2023 Base Salary (1)

Ronald Coughlin, Jr.	$1,100,000

Brian LaRose	$700,000

Darren MacDonald	$625,000

Justin Tichy	$625,000

Amy College	$600,000

(1)	Fiscal 2023 was 53 weeks; as such, the base salary reflected in the Summary Compensation Table includes an additional week of pay compared to the annual amounts set forth in this column.

Annual Cash Incentive Program

A hallmark of our compensation philosophy has been the belief that annual cash incentives should be based upon actual performance measured against specified key business and financial metrics. Our compensation committee adopts performance measures that are intended to drive performance against key business objectives and align with market practices of the Peer Group and public companies in general.

Each of our NEOs participated in our annual incentive plan for fiscal 2023 (the “2023 AIP”) and was eligible to receive a target annual cash bonus equal to a percentage of his or her earned annual base salary. Under the 2023 AIP, each NEO’s annual cash bonus was based on a combination of corporate financial metrics (adjusted EBITDA and total revenue) and individual performance, with an overall requirement that adjusted EBITDA achieve at least threshold level performance. Similar to our fiscal 2022 AIP, business unit financial metrics were not utilized as a separate component under the 2023 AIP, and instead, the individual performance component was expanded for NEOs who exercise oversight over a particular business unit or function to include an assessment of such business unit’s or function’s performance during the year. This combination of performance measures aligned each NEO’s annual cash incentive opportunity with the financial results of our company-wide business, as well as each NEO’s individual contributions towards our key strategic initiatives and business unit performance where applicable.

For fiscal 2023, the target annual cash incentive for each of our NEOs and the applicable weightings for each performance metric under the 2023 AIP were as follows, which remained unchanged from fiscal 2022:

	Target Annual Cash Incentive (% of Base Salary)	2023 AIP Weighting
Name		Adjusted EBITDA	Total Revenue	Individual Performance

Ronald Coughlin, Jr.	125%	40%	40%	20%

Brian LaRose	80%	40%	40%	20%

Darren MacDonald	80%	35%	35%	30%

Justin Tichy	80%	35%	35%	30%

Amy College	80%	35%	35%	30%

In establishing the threshold, target, and maximum performance level for each performance measure, our compensation committee established goals intended to drive year-over-year growth. Target performance was established at a level that would require approximately 8% growth in adjusted EBITDA, and 6.4% growth in total revenue compared to fiscal 2022 performance and maximum performance was established at a level that would require over 18% growth in adjusted EBITDA and over 11% growth in total revenue. In addition to the threshold, target, and maximum performance levels for each performance measure, our compensation committee also established an adjusted EBITDA “gate” for fiscal 2023 of $458.6M, which was required to be achieved before any payout could be earned under the 2023 AIP for any of the performance measures (regardless of the actual performance of those other performance measures).

These performance goals were established in early fiscal 2023, prior to significant changes in the macroeconomic environment, including rising inflation and higher interest rates that continued throughout 2023, which impacted our expected results for fiscal 2023. Notably, our compensation committee did not make any adjustments to the 2023 AIP performance goals notwithstanding this challenging environment. As a result, our adjusted EBITDA for fiscal 2023 of $401.1M (calculated consistent with the description provided in our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 under the heading “Reconciliation of Non-GAAP Financial Measures to GAAP Measures”) fell short of the adjusted EBITDA “gate” under the 2023 AIP.

The following chart shows the threshold, target, and maximum performance level for each performance measure and our fiscal 2023 achievement.

Performance Measure	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Weighted Payout

Adjusted EBITDA ($M)	50%	$458.6	$573.2	$630.5	$401.1	0.0%

Total Revenue ($M)	50%	$5,782.1	$6,424.6	$6,745.8	$6,255.3	0.0%

				Total Payout Percentage		0.0%

While total revenue performance under the 2023 AIP was above the threshold performance level required for a payout, the adjusted EBITDA “gate” was not achieved and our compensation committee did not approve a payout of any annual cash incentive awards under the 2023 AIP.

Fiscal 2023 Cash Retention Bonuses

In March 2023, prior to our stockholder feedback sessions, the compensation committee reviewed the performance of the executive officer team and in consideration of the macroeconomic challenges in the retail industry, the external opportunities available to our management team, and the decision to forego annual merit increases, our compensation committee approved six-month cash retention bonuses for each NEO as set forth in the table below. The cash retention bonuses were subject to repayment in the event the NEO resigned, was terminated for cause or violated applicable laws or Petco policies prior to the end of the six-month retention period. Our compensation committee determined that these retention bonuses were essential to ensure retention of our key executives during fiscal 2023.

Name	Retention Bonus

Ronald Coughlin, Jr.	$300,000

Brian LaRose	$200,000

Darren MacDonald	$200,000

Justin Tichy	$200,000

Amy College	$200,000

Long-Term Equity Incentive Compensation

Fiscal 2023 Annual Awards

In April 2023, each of our NEOs received an annual equity award comprised of time-based RSUs and performance share units (“PSUs”). For Messrs. MacDonald and Tichy and Ms. College, RSUs comprised 75% of their annual equity awards and PSUs comprised 25% of their annual equity awards. For Messrs. Coughlin and LaRose, RSUs and PSUs each comprised 50% of their annual equity awards to increase the portion of their total target compensation that is performance-based and to further increase alignment with stockholder interests.

RSUs: The time-based RSUs vest as to 34% on the first anniversary of the date of grant and 16.5% at the end of each six-month period thereafter through the third anniversary of the date of grant.

PSUs: The PSUs vest following the completion of a three-year performance period ending January 31, 2026 (i.e., covering the 2023, 2024 and 2025 fiscal years). The PSUs granted to Messrs. Coughlin and LaRose vest based on achievement of Return on Invested Capital (ROIC) (weighted 50%) and total revenue (weighted 50%) metrics, and the PSUs granted to the other NEOs vest based on achievement of an operating cash flow metric. The use of the ROIC and total revenue metrics for our former CEO and Chief Financial Officer is intended to incentivize them to maintain the Company’s focus on efficient investments in our business and driving profitable long-term growth, and the use of an operating cash flow metric for our other NEOs is intended to keep our other executives focused on creating liquidity in order to improve the company’s working capital.

Given the uncertain macroeconomic environment of our industry and to avoid potentially setting overly achievable or unrealistic goals, the threshold, target, and maximum metrics applicable to each fiscal year of the performance period will be determined annually by our compensation committee at the beginning of each fiscal year. One-third of the PSUs granted will be eligible to become earned each year based on performance against such annual metrics (we refer to the PSUs allocated to each fiscal year of the three-year performance period herein as tranches 1, 2, and 3, as applicable). The NEOs must remain employed until the compensation committee certifies the final achievement of such metrics following the end of the three-year performance period for the earned PSUs to vest.

The table below sets forth the number of RSUs and target PSUs granted to the NEOs in April 2023:

Name	2023 RSUs	2023 PSUs (at Target)

Ronald Coughlin, Jr.	469,095	469,095

Brian LaRose	66,226	66,226

Darren MacDonald	111,755	37,252

Justin Tichy	111,755	37,252

Amy College	107,616	35,872

Results of Messrs. Coughlin and LaRose’s 2023 Annual PSUs – Tranche 1

The first 33.3% tranche of Messrs. Coughlin and LaRose’s annual PSUs granted during fiscal 2023 was eligible to become earned based on our performance during fiscal 2023, which resulted in 36.8% of the target PSUs allocated to this tranche becoming earned. The table below sets forth the threshold, target, and maximum levels of achievement for each performance measure, as well as our actual performance for fiscal 2023 and the resulting payout percentage.

Performance Measure	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Weighted Payout

Return on Invested Capital (ROIC) (1)	50%	4.49%	5.28%	5.67%	3.00%	0.0%

Total Revenue ($M)	50%	$5,782.1	$6,424.6	$6,745.8	$6,255.3	36.8%

		Total Payout Percentage for Tranche 1				36.8%

(1)

ROIC equals (a) net operating profit after taxes, which is calculated as (i) net income, adjusted for the interest, taxes, goodwill and asset impairments, investee and joint venture income and other costs as determined by our compensation committee, multiplied by (ii) one minus the estimated normalized tax rate of 26%, divided by (b) invested capital for fiscal year 2023, which is calculated as (i) short- and long-term debt and debt-like items, plus (ii) total stockholders’ equity, less (iii) total cash and cash equivalents as of fiscal year end. As ROIC includes invested capital since company inception, it is not indicative of return on invested capital on an individual project basis.

Results of Messrs. MacDonald and Tichy and Ms. College’s 2023 Annual PSUs – Tranche 1

The first 33.3% tranche of Messrs. MacDonald and Tichy and Ms. College’s annual PSUs granted during fiscal 2023 was eligible to become earned based on our performance during fiscal 2023, which resulted in zero PSUs earned for this tranche because of performance below the threshold level. As a result, the target PSUs allocated to this tranche were forfeited. The table below sets forth the threshold, target, and maximum levels of achievement for the performance measure, as well as our actual performance for fiscal 2023 and the resulting payout percentage.

Performance Measure	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Weighted Payout

Operating Cash Flow ($M)	100%	$340.0	$400.0	$440.0	$215.7	0.0%

		Total Payout Percentage for Tranche 1				0.0%

Results of Fiscal 2022 PSUs – Tranche 2

During fiscal 2022, Messrs. MacDonald and Tichy each received a retention equity award of PSUs that vests in three tranches (one-third each for Mr. MacDonald and 30%, 35% and 35% for Mr. Tichy) over three one-year performance periods (covering fiscal 2022, fiscal 2023 and fiscal 2024). The second tranche of each award was eligible to vest based on performance during fiscal year 2023 and performance measures established by our compensation committee in April 2023. Under each award, achievement of the target performance levels described below would have required performance in excess of actual fiscal 2022 performance.

The second tranche (33.3%) of Mr. MacDonald’s 2022 retention PSUs vested based on performance during fiscal 2023, resulting in the vesting of 42,521 PSUs (or 45.4% of the target PSUs allocated to this tranche). The table below sets forth the threshold, target, and maximum levels of achievement for each performance measure, as well as our actual performance for fiscal 2023 and the resulting payout percentage.

Performance Measure	Weighting	Threshold (50%)	Target (100%)	Maximum (300%)	Actual Performance	Weighted Payout

Enterprise Active Customers (1)	1/3	25.1 million	25.5 million	29.4 million	25.2 million	20.8%

Enterprise Net Sales per Active Customer (2)	1/3	$242	$254.7	$292.9	$248.0	24.6%

Ecommerce External Supplies & Discretionary Revenue ($M) (3)	1/3	$238.4	$250	$287.5	$229.9	0.0%

			Total Payout Percentage for Tranche 2			45.4%

(1)

Enterprise Active Customers is calculated as the total number of trackable unique customers (including Pals Loyalty members) that have completed at least one transaction with Petco across any of our channels during fiscal 2023, excluding Pupbox and Marketplace customers.

(2)	Enterprise Net Sales per Active Customer is calculated by taking total net revenue for Petco divided by Enterprise Active Customers within the applicable fiscal year.

(3)	Ecommerce External Supplies & Discretionary Revenue represents total revenue generated through digital channels related to our supplies and discretionary businesses.

The second tranche (35%) of Mr. Tichy’s 2022 retention PSUs vested based on performance during fiscal 2023, resulting in the vesting of 14,231 PSUs (or 29.6% of the target PSUs allocated to this tranche). The table below sets forth the threshold, target, and maximum levels of achievement for each performance measure, as well as our actual performance for fiscal 2023 and the resulting payout percentage.

Performance Measure	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Weighted Payout

Pet Care Center EBITDA ($M) (1)	40%	$663.9	$708.2	$779.0	$500.2	0.0%

Pet Care Center Revenue ($M) (2)	40%	$5,056.7	$5,446.6	$5,718.9	$5,243.9	29.6%

Pet Care Center External Supplies & Discretionary Revenue ($M) (3)	20%	$2,132.4	$2,153.3	$2,261.0	$1,971.8	0.0%

		Total Payout Percentage for Tranche 2				29.6%

(1)

Pet Care Center EBITDA is calculated as brick and mortar (B&M) net income plus interest, income taxes, depreciation and amortization. Petco does not report segment-level results and Pet Care Center EBITDA is an internal measure which does not include certain fully allocated expense including, but not limited to, distribution expenses and corporate general and administrative expenses.

(2)	Pet Care Center Revenue represents B&M total sales.

(3)	Pet Care Center External Supplies & Discretionary Revenue represents total revenue generated in the Pet Care Centers related to our supplies and discretionary businesses.

Other Benefits and Perquisites

Health and Welfare Benefits

Our NEOs are eligible to participate in our health and welfare plans on the same terms offered to all of our salaried partners, with the exception of life insurance and disability coverage—which is provided at enhanced levels for all partners who serve as vice presidents or above.

Retirement Benefits

We have not maintained, and do not currently maintain, any defined benefit pension plans in which our NEOs participate. All of our NEOs are eligible to participate in our 401(k) plan, which is a broad-based, tax-qualified defined contribution retirement plan in which generally all of our partners who meet the age and service requirements can participate. Under the 401(k) plan, we make discretionary matching contributions, including to our NEOs, equal to 100% of the first 1% of compensation contributed and 50% on the next 2% of compensation contributed, subject to certain limits under the Internal Revenue Code of

1986, as amended (the “Code”), and partners vest ratably in matching contributions over a period of three years of service with the Company.

All of our NEOs are also eligible to participate in our nonqualified deferred compensation plan, which is a non-tax-qualified retirement plan that provides eligible partners with an opportunity to defer a portion of their annual base salary and/or bonus. Under the nonqualified deferred compensation plan, we make a discretionary matching contribution of 50% of an eligible partner’s contributions on the first 3% of base salary deferred (or, if the eligible partner is not yet eligible to participate in our 401(k) plan, the first 6% of base salary deferred) and on the first 6% of annual bonus deferred. The nonqualified deferred compensation plan is described further under “Executive Compensation Tables—Nonqualified Deferred Compensation” below.

We believe that our retirement programs serve as an important tool to attract and retain our NEOs and other key partners. We also believe that offering the ability to create stable retirement savings encourages our NEOs and other key partners to make a long-term commitment to us.

Severance Benefits

We have entered into employment agreements or employment letters with each of our NEOs, which are described in more detail under “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “—Potential Payments Upon Termination or Change in Control—Employment Agreements” below. The employment agreements and employment letters have historically provided our NEOs with severance protection.

We also maintain the Petco Health and Wellness Company, Inc. Executive Severance Plan (the “Executive Severance Plan”), which is described in more detail under “—Potential Payments Upon Termination or Change in Control—Executive Severance Plan” below. The purpose of the Executive Severance Plan is to provide uniform severance benefits to eligible employees, which include each of the NEOs other than the CEO. The compensation committee and our board believe the severance benefits offered under the Executive Severance Plan aid in attracting and retaining experienced executives and reflect fair compensation in the event of a qualifying termination.

Perquisites

During fiscal 2023, we provided our NEOs with limited perquisites, including financial counseling services and wellness exams. We provide these limited perquisites to ensure our compensation program remains competitive with programs offered by companies for which we compete for talent. In addition, during fiscal 2023, due to security concerns generated from his position with our company, we covered the costs associated with certain security measures at Mr. Coughlin’s personal residence.

Messrs. Tichy and MacDonald were provided housing stipends and Ms. College was provided housing assistance and travel support in fiscal 2023 associated with their establishment and maintenance of a residence in San Diego, in each case, as described in more detail under “Executive Compensation Tables—Summary Compensation Table.”

2021 Employee Stock Purchase Plan

We also maintain the Petco Health and Wellness Company, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The purpose of the ESPP is to encourage and enable our eligible partners to acquire a proprietary interest in us through the ownership of our Class A common stock. The ESPP, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Our NEOs are eligible to participate in the ESPP and purchase a limited number of shares of Class A common stock at a 15% discount, on the same basis as our other partners.

Other Matters

Risk Assessment

At the compensation committee’s request, Exequity provided an independent risk assessment of our compensation policies and programs. The assessment found that our executive and broad-based compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The compensation committee reviewed the results and does not believe that our executive and non-executive compensation programs encourage excessive or unnecessary risk taking, and any risk inherent in our compensation programs is unlikely to have a material adverse effect on us.

Prohibition on Hedging and Pledging

We maintain an Insider Trading Policy pursuant to which, among other things, our directors, officers, and employees, and their respective family members and controlled entities, are prohibited from (i) engaging in speculative transactions (including short sales and puts or calls), (ii) hedging of Petco securities (including through the purchase of financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds), and (iii) pledging Petco securities as collateral for a loan or holding Petco securities in a margin account

Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our NEOs, other officers, and members of our board of directors to create alignment between our officers and directors and our long-term performance, as well as to minimize excess risk taking that might lead to short-term returns at the expense of long-term value creation. The stock ownership guidelines require ownership at the following levels:

Title	Ownership Level

Chief Executive Officer	5x annual base salary

Chief Financial Officer	3x annual base salary

Other NEOs and Officers	2x annual base salary

Independent Directors	5x annual cash retainer

Under the stock ownership guidelines, the requisite ownership level must be achieved by the later of (i) five years following the consummation of our initial public offering or (ii) five years following the officer or director becoming subject to the applicable stock ownership guideline. Based on current holdings and outstanding, unvested equity awards, we expect all executives and directors will be in compliance with these guidelines within the applicable grace period. In determining ownership levels, we only include shares of our Class A common stock owned outright by the officer or director, unvested time-based restricted shares and restricted stock units, and shares of our Class A common stock owned by the officer or director through our retirement plan. Neither unexercised stock options (whether “in-the-money” or not) nor unearned performance-based equity, such as PSUs, are included in determining ownership levels.

Clawback Policy

In October 2023, we adopted a Clawback Policy, which is intended to comply with the requirements of Listing Rule 5608 adopted by the Nasdaq Stock Market implementing Rule 10D-1 under the Securities Exchange Act of 1934. In the event we are required to prepare an accounting restatement of our financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, we will recover the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. In addition, our Clawback Policy also provides that in the event of an executive’s misconduct, our compensation committee may clawback any incentive compensation (including time-based equity awards) received by the executive during the three fiscal years preceding the date the compensation committee discovers such misconduct.

Fiscal 2024 Compensation Decisions

In March and April 2024, after reviewing external pay benchmarking and considering internal equity and pay alignment, the compensation committee approved an increase in (i) Ms. College’s base salary from $600,000 to $625,000, and (ii) Mr. Tichy and Ms. College’s AIP targets from 80% to 100%, in each case, effective April 28, 2024. The base salaries and AIP targets of our other NEOs were not increased.

Our 2024 AIP has also been updated with revised metrics and weightings, and includes all executive officers in the same plan design. Each of our NEO’s annual cash bonus will be based on a combination of corporate financial metrics (adjusted EBITDA and adjusted free cash flow) and individual performance. The total revenue metric from our 2023 AIP has been replaced with an adjusted free cash flow metric for the 2024 AIP to further distinguish the incentives created by our AIP and the remaining tranches of our in-flight PSU awards. The adjusted EBITDA metric is weighted at 60% of the total bonus payout and includes a target strike zone for performance between 100% and 106%. Performance within this strike zone equates to a target payout, while performance above or below the strike zone is linearly interpolated up from the threshold (50%) to maximum (200%) performance levels. Adjusted free cash flow and individual performance are each weighted at 20% of the total payout. Each metric in the plan will be measured and may earn a payout independently if its performance exceeds threshold level.

For 2024, our compensation committee also recommended, and our board of directors approved, annual equity awards to Mr. LaRose, Mr. Tichy and Ms. College that were 75% time-based RSUs and 25% PSUs. The time-based RSUs will vest on the same three-year vesting schedule applicable to RSUs granted during fiscal 2023; however, the PSUs are eligible to become earned based on three-year absolute TSR performance through fiscal 2026, with a threshold payout of 50% for achieving an absolute TSR multiple of 250% and a maximum payout of 200% for achieving an absolute TSR multiple of 500% or higher. The absolute TSR multiple under the 2024 PSUs is measured by dividing the Petco stock price at the end of the performance period (plus reinvested dividends) by $2.00.

Finally, in March and April 2024, in light of Mr. Coughlin’s and Mr. MacDonald’s separations and desire for leadership stability during a period of transition and strategic turn-around, the compensation committee approved cash retention awards to secure key members of the executive officer team. Mr. Tichy and Ms. College were each eligible to receive up to $1,500,000, and Mr. LaRose will be eligible to receive up to $1,000,000. The cash retention awards will vest and become paid as to 20% after July 31, 2024, 20% after January 31, 2025, and the remaining 60% after January 31, 2026, in each case, subject to the NEOs’ continued employment. In its decision to approve the cash retention awards, the compensation committee attempted to balance feedback from advisory firms and shareholders with the need to establish continuity among key members of the leadership team during its search for a permanent CEO and while it continues to execute on its turn-around strategy. Mr. Tichy forfeited his cash retention award in connection with his resignation. For information regarding the treatment of Ms. College’s cash retention award in connection with her termination, see “Potential Payments Upon Termination or Change in Control – Ms. College Termination” below.

Compensation Committee Report

The compensation committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that section with management. Based on its review and discussions with management, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement. This report is provided by the following members of our board of directors, who compose the compensation committee:

Cameron Breitner, Chairperson

Christy Lake

Mary Sullivan

Executive Compensation Tables

Summary Compensation Table

The table below sets forth the compensation earned by or granted to our NEOs during fiscal 2023, fiscal 2022, and fiscal 2021. Ms. College was not an NEO for years prior to fiscal 2022.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)

Ronald Coughlin, Jr.	2023	1,121,154	300,000	5,666,668	—	—	51,641	7,139,463

Former Chief Executive Officer	2022	1,100,000	—	8,500,026	9,900,001	—	90,426	19,590,453

	2021	1,100,000	—	—	—	2,750,000	175,740	4,025,740

Brian LaRose	2023	713,462	200,000	800,007	—	—	18,611	1,732,080

Chief Financial Officer	2022	623,058	—	1,850,034	2,600,008	—	20,506	5,093,606

	2021	492,500	—	800,014	—	628,711	9,488	1,930,713

Darren MacDonald	2023	637,019	200,000	1,930,010	—	—	157,604	2,924,634

Former Chief Customer Officer	2022	618,750	—	5,099,030	1,600,009	—	75,485	7,393,274

	2021	600,000	—	—	—	5,040,094	41,980	5,682,074

Justin Tichy	2023	637,019	200,000	1,537,980	—	—	194,693	2,569,692

Chief Operating Officer	2022	618,750	—	5,700,041	1,600,009	—	60,037	7,978,837

	2021	600,000	500,000	—	—	960,000	20,376	2,080,376

Amy College	2023	611,539	200,000	1,083,331	—	—	196,473	2,091,343

Former Chief Merchandising and Supply Chain Officer	2022	573,558	—	2,033,352	3,166,675	—	234,854	6,008,439

(1)

Fiscal 2023 was 53 weeks; as such, the base salaries reflected in the Summary Compensation Table include an additional week of pay as compared to the annual amounts (based on 52 weeks) set forth in the “Compensation Discussion and Analysis – Elements of Compensation—Base Salary” section above.

(2)

Amounts in this column represent the cash retention bonuses paid to our NEOs during fiscal 2023. See “Compensation Discussion and Analysis—Elements of Compensation—Fiscal 2023 Cash Retention Bonuses” above for more information.

(3)

Amounts in this column represent the aggregate grant date fair value of the RSUs and PSUs granted during fiscal 2023, fiscal 2022, and fiscal 2021, calculated in accordance with FASB ASC Topic 718. For fiscal 2023, the PSU values include (i) the first tranche of the fiscal 2023 PSUs for each NEO, and (ii) the second tranche of Mr. Tichy’s and Mr. MacDonald’s 2022 Retention PSUs. The grant date fair values of the 2023 RSUs and the 2023 PSUs were based on the closing price of our Class A common stock on April 10, 2023, $9.06, while the grant date fair value of the 2022 PSUs was based on the closing price of our Class A common stock on April 6, 2023, $8.59. The grant date fair values of the PSUs assuming achievement of performance at the maximum level are:

Name	Tranche 1 of Fiscal 2023 PSUs	Tranche 2 of 2022 Retention PSUs

Ronald Coughlin, Jr.	$2,833,334	—

Brian LaRose	$399,999	—

Darren MacDonald	$224,996	$2,415,036

Justin Tichy	$224,996	$825,963

Amy College	$216,661	—

For additional information regarding the assumptions underlying this calculation, please read Note 12 to our consolidated financial statements for the fiscal year ended February 3, 2024, located in our Annual Report on Form 10-K for such fiscal year. The performance goals for the second and third tranches of the 2023 PSUs were not established in fiscal 2023, and thus, such awards do not yet have a grant date fair value under FASB ASC Topic 718. In accordance with SEC requirements, such tranches will be reported as fiscal 2024 and fiscal 2025 compensation as and when the applicable performance goals are established.

(4)

Amounts reported in the “All Other Compensation” column for 2023 include (i) matching contributions under our 401(k) plan made during fiscal 2023, (ii) matching contributions under our nonqualified deferred compensation plan made during fiscal 2023, (iii) life insurance premiums paid by us for the benefit of the NEOs, and (iv) additional amounts, each as set forth in the following table:

Name	Petco 401(k) Match ($)	Petco NQDC Match ($)	Life Insurance Premiums ($)	Additional Amounts ($)(1)	All Other Compensation Total ($)

Ronald Coughlin, Jr.	$2,462	$16,500	$1,236	$31,443	$51,641

Brian LaRose	$6,875	$10,500	$1,236	—	$18,611

Darren MacDonald	$5,125	$9,375	$1,236	$141,868	$157,604

Justin Tichy	—	$9,375	$1,236	$184,082	$194,693

Amy College	$6,060	—	$1,236	$189,177	$196,473

(1)

Additional amounts represent (i) for Mr. Coughlin, expenses relating to executive wellness and financial benefits and certain security costs at his personal residence; (ii) for Mr. MacDonald, a monthly housing stipend ($92,400) and related tax gross-up ($43,792) and expenses relating to executive wellness benefits; (iii) for Mr. Tichy, a monthly housing stipend ($92,400) and related tax gross-up ($87,859) and expenses relating to executive wellness benefits; and (iv) for Ms. College, a travel allowance, expenses relating to executive financial planning, and a monthly housing stipend ($92,400) and related tax gross-up ($73,134).

2023 Grants of Plan-Based Awards Table

The following table includes information regarding annual cash incentive awards under the 2023 AIP and RSUs, PSUs, and stock options under the 2021 Plan, in each case, granted to the NEOs during fiscal 2023.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Share of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Ronald Coughlin, Jr.
2023 AIP			$280,289	$1,401,442	$2,802,885
2023 PSUs (3)	4/10/2023	4/6/2023				78,183	156,365	312,730		$1,416,667
RSUs (4)	4/10/2023	4/6/2023							469,095	$4,250,001

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Share of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Brian LaRose
2023 AIP			$114,154	$570,769	$1,141,538
2023 PSUs (3)	4/10/2023	4/6/2023				11,038	22,075	44,150		$200,000
RSUs (4)	4/10/2023	4/6/2023							66,226	$600,008

Darren MacDonald
2023 AIP			$89,183	$509,615	$1,019,231
2023 PSUs (5)	4/10/2023	4/6/2023				6,209	12,417	24,834		$112,498
2022 PSUs (7)	4/6/2023	4/6/2023				46,858	93,715	281,145		$805,012
RSUs (4)	4/10/2023	4/6/2023							111,755	$1,012,500

Justin Tichy
2023 AIP			$89,183	$509,615	$1,019,231
2023 PSUs (5)	4/10/2023	4/6/2023				6,209	12,417	24,834		$112,498
2022 PSUs (6)	4/6/2023	4/6/2023				24,039	48,077	96,154		$412,981
RSUs (4)	4/10/2023	4/6/2023							111,755	$1,012,500

Amy College
2023 AIP			$85,615	$489,231	$978,462
2023 PSUs (5)	4/10/2023	4/6/2023				5,979	11,957	23,914		$108,330
RSUs (4)	4/10/2023	4/6/2023							107,616	$975,001

(1)

Amounts in these columns represent the threshold, target, and maximum potential payouts under the 2023 AIP. The threshold potential payments assume threshold achievement of each financial performance measure, with no payout related to individual performance (which has no threshold). Please read “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Program” above for more information regarding the 2023 AIP.

(2)

Amounts in this column represent the aggregate grant date fair value of the RSUs and PSUs granted during fiscal 2023, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 12 to our consolidated financial statements for the fiscal year ended February 3, 2024, located in our Annual Report on Form 10-K for such fiscal year. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” above for more information regarding these grants.

(3)

These PSUs were earned following the end of fiscal 2023 at 36.8% of target based on the Company’s fiscal 2023 ROIC and total revenue performance. The amounts in this row represent the threshold, target, and maximum number of PSUs that may be earned in respect of 2023 performance. Although the full three-year award (with a total performance period ending January 31, 2026) was approved in April 2023, because the applicable performance targets were not established during fiscal 2023, the fiscal 2024 and fiscal 2025 tranches of these PSUs will be reported as fiscal 2024 and fiscal 2025 grants in accordance with SEC guidance.

(4)

These RSUs will vest as to 34% on the first anniversary of the grant date and as to 16.5% at the end of each six-month period thereafter, subject to the NEO’s continued employment through each vesting date.

(5)

These PSUs were forfeited following the end of fiscal 2023 based on the Company’s fiscal 2023 operating cash flow performance at below threshold level. The amounts in this row represent the threshold, target, and maximum number of PSUs that may be earned in respect of 2023 performance. Although the full three-year award (with a total performance period ending January 31, 2026) was approved in April 2023, because the applicable performance targets were not established during fiscal 2023, the fiscal 2024 and fiscal 2025 tranches of these PSUs will be reported as fiscal 2024 and fiscal 2025 grants in accordance with SEC guidance.

(6)

These PSUs were earned following the end of fiscal 2023 at 29.6% of target based on Pet Care Center’s fiscal 2023 EBITDA, total revenue, and external Supplies & discretionary revenue performance. The amounts in this row represent the threshold, target, and maximum number of PSUs that may be earned in respect of 2023 performance. The full three-year award was originally approved in October 2022, and the applicable performance targets for these PSUs were established in fiscal 2023.

(7)

These PSUs were earned following the end of fiscal 2023 at 45.4% of target based on the Company’s fiscal 2023 enterprise active customers, external enterprise net sales per active customer, and ecommerce external Supplies & discretionary revenue performance. The amounts in this row represent the threshold, target, and maximum number of PSUs that may be earned in respect of 2023 performance. The full three-year award was originally approved in October 2022, and the applicable performance targets for these PSUs were established in fiscal 2023.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Effective upon our initial public offering, we entered into an amended and restated employment agreement with Mr. Coughlin, which set forth his then-current base salary, annual bonus target subject to the achievement of board-approved performance goals, and other customary terms and conditions. Under this agreement, Mr. Coughlin was eligible for certain payments upon certain terminations of employment, as described under “Potential Payments Upon Termination or Change in Control—Ronald Coughlin, Jr. Employment Agreement” below. Mr. Coughlin’s agreement also subjected him to covenants regarding non-solicitation of our partners and our customers, vendors, distributors, and strategic partners while Mr. Coughlin was employed by us and for one year thereafter.

In connection with their respective terminations of employment, we entered into a separation and consulting agreement and general release of claims with Mr. Coughlin on March 12, 2024, and a separation agreement and general release of claims with Mr. MacDonald on April 16, 2024. For additional information regarding such agreements, see “Potential Payments Upon Termination or Change in Control” below.

Each of our other NEOs is party to either an employment letter agreement or employment agreement with us that set forth their initial compensation terms, and all of our NEOs have entered into our standard Confidentiality and Inventions Agreement, which, among other things, provides us standard protections regarding the confidentiality of our proprietary information and our ownership of intellectual property.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table reflects information regarding outstanding unvested C Units, stock options, PSUs, and RSUs held by our NEOs as of February 3, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(20)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(17)

Ronald Coughlin, Jr.

C Units (1)(2)					12,000,000	$0
Stock Options	1,250,000	—	18.00	1/13/31
Stock Options (3)	543,955	1,269,232	10.98	12/5/32
RSUs (4)					99,895	$247,740
RSUs (5)					469,095	$1,163,356
2022 PSUs (6)							100,903	$250,239
2023 PSUs (7)					57,578	$142,793

Brian LaRose

C Units (1)(8)					800,000	$0
Stock Options	30,000	—	18.00	1/13/31
Stock Options (12)	35,069	34,376	21.06	4/26/32
Stock Options (3)	109,890	256,411	10.98	12/5/32
RSUs (16)					11,834	$29,348
RSUs (4)					14,104	$34,978
RSUs (9)					63,753	$158,107
RSUs (10)					8,500	$21,080
RSUs (5)					66,226	$164,240
2023 PSUs (7)					8,129	$20,160

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(20)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(17)

Darren MacDonald

C Units (1)(13)					1,000,000	$0
Stock Options	160,715	—	18.00	1/13/31
Stock Options (12)	35,069	34,376	21.06	4/26/32
Stock Options (3)	54,945	128,206	10.98	12/5/32
RSUs (4)					14,104	$34,978
RSUs (14)					185,742	$460,640
RSUs (9)					31,878	$79,057
RSUs (5)					111,755	$277,152
2022 PSUs (7)					42,521	$105,452

Justin Tichy

C Units (1)(11)					400,000	$0
Stock Options	160,715	—	18.00	1/13/31
Stock Options (12)	35,069	34,376	21.06	4/26/32
Stock Options (3)	54,945	128,206	10.98	12/5/32
RSUs (4)					14,104	$34,978
RSUs (10)					135,991	$337,258
RSUs (9)					31,878	$79,057
RSUs (5)					111,755	$277,152
2022 PSUs (7)					14,231	$35,293

Amy College

C Units (1)(15)					220,000	$0
Stock Options	30,000	—	18.00	1/13/31
Stock Options (12)	29,224	28,647	21.06	4/26/32
Stock Options (3)	146,520	341,881	10.98	12/5/32
RSUs (4)					11,753	$29,147
RSUs (10)					6,801	$16,866
RSUs (9)					85,004	$210,810
RSUs (5)					107,616	$266,888

(1)

Prior to our initial public offering, our NEOs received equity incentives in the form of Common Series C Units in Scooby LP, our indirect parent (the “C Units”). C Units are intended to qualify as “profits interests” for U.S. income tax purposes. They do not require the payment of an exercise price but are economically similar to stock appreciation rights because they have no value for tax purposes as of the grant date and will obtain value only as the underlying value of the security rises above its “Distribution Threshold,” which acts similarly to an exercise price for a stock option. Although the Distribution Threshold acts similarly to an exercise price for a stock option, the NEOs do not have the ability to “exercise” the C Units. NEOs will only realize value with respect to their vested C Units when distributions are made by Scooby LP, which is generally within the control of our sponsors and conditioned upon the sale of our Class A common stock held by our sponsors. C Units that were granted in the past, and particularly those granted during periods of lower company performance, typically have lower Distribution Thresholds and thus the greatest potential opportunity for appreciation. The amounts in these rows represent the total unvested C Units that were held by our NEOs as of February 3, 2024, all of which were granted prior to our initial public offering, including as far back as 2018.

(2)

Mr. Coughlin’s unvested C Units were granted with the following Distribution Thresholds and would have vested on the following vesting dates subject to his continued employment with us through each vesting date; however, such C Units were subject to the treatment set forth in Mr. Coughlin’s separation and consulting agreement and general release of claims, as described under “Potential Payments Upon Termination or Change in Control—Mr. Coughlin’s Separation Agreement” below.

Number of Unvested C Units	Distribution Threshold	Vesting Dates

6,000,000	$0.50	April 1, 2024

6,000,000	$1.00	50% on each of July 27, 2024, and July 27, 2025

(3)

These stock options vested as to 10% on June 5, 2023, and 20% on December 5, 2023, and vest as to 30% on June 5, 2024, and as to 40% on December 5, 2024, in each case, subject to the NEO’s continued employment with us through each vesting date.

(4)	These RSUs vest ratably on each of April 26, 2024, October 26, 2024, and April 26, 2025, in each case, subject to the NEO’s continued employment with us through each vesting date.

(5)

These RSUs vest as to 34% on April 10, 2024, and vest as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(6)

These PSUs will vest following the three-year performance period ending February 1, 2025, based the Company’s adjusted earnings per share and total revenue performance during such performance period. In accordance with SEC rules, these PSUs are reflected at threshold performance.

(7)

Includes the PSUs for the following performance periods, which have been earned based on annual Company performance during fiscal 2023. Tranche 1 of the fiscal 2023 PSUs remain subject to the NEO’s continued employment through the compensation committee’s certification following the end of the three-year performance period; however, performance under tranche 1 of the fiscal 2023 PSUs granted to Messrs. MacDonald and Tichy and Ms. College did not achieve threshold performance levels and such PSUs were forfeited. Tranche 2 of the fiscal 2022 PSUs vested upon the compensation committee’s certification of fiscal 2023 performance achievement on March 28, 2024.

NEO	Performance Period

Ronald Coughlin, Jr.	Fiscal 2023 PSUs: Tranche 1: 57,578, earned at 36.8%

Brian LaRose	Fiscal 2023 PSUs: Tranche 1: 8,129, earned at 36.8%

Darren MacDonald	2022 Retention PSUs: Tranche 2: 42,521, earned at 45.4%

Justin Tichy	2022 Retention PSUs: Tranche 2: 14,231, earned at 29.6%

(8)

Mr. LaRose’s unvested C Units were granted with a Distribution Threshold of $0.60 and will vest ratably on September 16, 2024, and September 16, 2025, in each case, subject to his continued employment with us through each vesting date.

(9)	These RSUs vest as to approximately 43% on June 5, 2024, and as to 57% on December 5, 2024, in each case, subject to the NEO’s continued employment with us through each vesting date.

(10)	These RSUs vest ratably on July 19, 2024, January 19, 2025, and July 19, 2025, in each case, subject to the NEO’s continued employment with us through each vesting date.

(11)

Mr. Tichy’s unvested C Units were granted with a Distribution Threshold of $0.60 and would have vested ratably on August 3, 2024, and August 3, 2025, subject to his continued employment with us through each vesting date; however, Mr. Tichy’s unvested C Units were forfeited upon his resignation.

(12)

These stock options vested as to 34% on April 26, 2023, and as to 16.5% at the end of each six-month period thereafter, in each case, subject to the NEO’s continued employment with us through each vesting date.

(13)

Mr. MacDonald’s unvested C Units were granted with a Distribution Threshold of $0.50 and would have vested on July 1, 2024, subject to his continued employment with us through the vesting date; however, such C Units were subject to the treatment set forth in Mr. MacDonald’s separation agreement and general release of claims, as described under “Potential Payments Upon Termination or Change in Control—Mr. MacDonald’s Separation Agreement” below.

(14)	These RSUs vest ratably on April 18, 2024, October 18, 2024, April 18, 2025, and October 18, 2025, in each case, subject to the NEO’s continued employment with us through each vesting date.

(15)

Ms. College’s unvested C Units were granted with the following Distribution Thresholds and will vest on the following dates, subject to her continued employment with us through the vesting date; however, any unvested C Units that are scheduled to vest after Ms. College’s transition period will be forfeited upon the termination of her employment.

Number of Unvested C Units	Distribution Threshold	Vesting Dates

140,000	$0.60	50% on each of August 8, 2024, and August 8, 2025

80,000	$0.50	October 1, 2024

(16)	These RSUs vest as to 50% on each of March 20, 2024, and September 20, 2024.

(17)

Other than with respect to C Units, amounts in these columns reflect the value of outstanding RSUs and PSUs as of February 3, 2024, based on a per share price of $2.48, the closing price of our Class A common stock on February 2, 2024, the last trading day of fiscal 2023. With respect to C Units, amounts in these columns reflect the value of outstanding C Units as of February 3, 2024 based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock of $2.48 on February 2, 2024, the last trading day of fiscal 2023 for purposes of valuing the Class A common stock held indirectly by Scooby LP. The per C Unit value is reduced by the applicable Distribution Threshold, resulting in none of the C Units being eligible for distributions as of such date.

Option Exercises and Stock Vested

The following table reflects the C Units, RSUs, PSUs, and restricted stock held by our NEOs which vested during fiscal 2023. No NEOs exercised any stock options during fiscal 2023.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)

Ronald Coughlin, Jr.

C Units	18,000,000	4,620,000

RSUs	170,660	1,185,748

Brian LaRose

C Units	400,000	0

RSUs	71,197	437,074

Darren MacDonald

C Units	1,000,000	550,000

Restricted Stock	27,651	244,711

RSUs	144,357	640,775

PSUs	184,552	1,937,796

Justin Tichy

C Units	1,600,000	62,000

RSUs	187,408	1,229,295

PSUs	55,030	577,815

Amy College

C Units	150,000	21,700

RSUs	64,338	370,323

(1)

Does not reflect any actual value realized with respect to the C Units. The value included in this column reflects the theoretical value of the C Units based on the distribution the C Units would have been eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock on the applicable vesting date for purposes of valuing the Class A common stock held indirectly by Scooby LP. In each case, the per C Unit value is reduced by the applicable Distribution Threshold. None of the NEOs have realized any value from the C Units since they were granted.

(2)	The value of restricted stock, RSUs, and PSUs is determined based on the closing price of our Class A common stock on the applicable vesting date.

Nonqualified Deferred Compensation

The following table sets forth information regarding the value of accumulated benefits for our NEOs under our nonqualified deferred compensation plan as of February 3, 2024.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

Ronald Coughlin, Jr.	$33,000	$16,500	$931,713	—	$6,523,944

Brian LaRose	$30,336	$10,500	$42,220	—	$225,666

Darren MacDonald	$19,126	$9,375	$43,491	$(198,652)	$159,000

Justin Tichy	$31,250	$9,375	$38,481	—	$231,682

Amy College	—	—	—	—	—

(1)

Amounts in this column represent base salary amounts that were payable during fiscal 2023 but the receipt of which was deferred. These amounts are included in the Summary Compensation Table under “Salary” for fiscal 2023.

(2)	Amounts in this column represent Petco matching contributions, which are included in the Summary Compensation Table under “All Other Compensation” for fiscal 2023.

(3)

The aggregate balance for each NEO includes the following amounts that were included in the Summary Compensation Table in prior fiscal years: (i) for Mr. Coughlin, $4,235,989; (ii) for Mr. LaRose, $140,280; (iii) for Mr. MacDonald, $392,505; and (iv) for Mr. Tichy, $168,410. Ms. College did not participate in our nonqualified deferred compensation plan as of the end of fiscal 2023.

Messrs. Coughlin, LaRose, MacDonald, and Tichy have elected to participate in our nonqualified deferred compensation plan, which is an unfunded plan that is available to executives and certain key partners and directors of Petco. Under the plan and pursuant to the terms of their employment agreements, as applicable, participants are permitted to defer a portion of their annual base salary and bonus. We make a matching contribution of 50% of an eligible partner’s contributions on the first 3% of base salary deferred (or, if the eligible partner is not yet eligible to participate in our 401(k) plan, the first 6% of base salary deferred) and on the first 6% of annual bonus deferred. Participants are 100% vested in matching contributions. Participants may select among a broad range of deemed investment alternatives under this plan, and participants’ accounts are credited with a rate of return based on the performance of the selected investments. Petco does not provide above-market earnings on deferred compensation. If a participant separates from service on or after reaching age 55 and attaining six years of service, the participant’s account may be paid in a single lump sum or in annual installments from two to ten years (at the participant’s election). If a participant separates from service without meeting the age and service requirements set forth above, or as a result of his or her death or disability, the participant (or his or her beneficiaries, as applicable) will receive his or her account balance in the form of a lump sum. We have established a rabbi trust to assist in meeting a portion of our obligations under the plan. To the extent required to comply with Section 409A of the Code, payment upon termination of employment is subject to a six-month delay.

Potential Payments Upon Termination or Change in Control

Executive Severance Plan

All of our NEOs, other than Mr. Coughlin, are eligible to participate in the Executive Severance Plan. Upon a termination of a participating NEO’s employment by us without “Cause” or by such NEO for “Good Reason,” such NEO would be eligible for the following severance benefits: (i) a lump sum payment equal to the NEO’s annual base salary; (ii) payment of a pro-rata portion of the actual annual incentive bonus that the NEO would have earned for the fiscal year in which the termination occurs, pro-rated based on the number of days the NEO is employed during such fiscal year; (iii) a lump sum payment equal to 12 times the monthly premiums for such NEO’s (and such NEO’s covered dependents’) participation in our group health plans pursuant to COBRA; and (iv) payment of any earned but unpaid annual incentive bonus for the fiscal year preceding the fiscal year in which the termination occurs. Severance benefits under the Executive Severance Plan are subject to execution of a release of claims and continued compliance with the NEO’s Confidentiality and Inventions Agreement with us.

For purposes of the Executive Severance Plan:

•	“Cause” means the NEO: (i) materially breached an agreement between the NEO and the Company, or any provisions of the Company’s Code of Conduct or other Company policy, which remains uncured 30 days following written notice; (ii) failed to perform the NEO’s duties or the NEO’s gross negligence in performing, or unfitness or unavailability to perform, such duties, in each case, which remains uncured 30 days following written notice; (iii) committed theft, fraud, or dishonesty in the performance of the NEO’s duties or the NEO’s breach of his or her duty of care or loyalty to the Company; (iv) is convicted of, or entered into a guilty or no-contest plea to, any misdemeanor involving dishonesty, fraud, or moral turpitude, or any felony; or (v) acted in bad faith or engaged in willful misconduct.
•	“Good Reason” means: (i) a material diminution in the NEO’s authority, duties, or responsibilities; (ii) a material diminution in the NEO’s base salary; (iii) a relocation of the NEO’s principal place of employment by more than 50 miles; or (iv) a successor of the Company does not assume the Executive Severance Plan, in each case, subject to customary notice and cure provisions.

If the payments and benefits under the Executive Severance Plan would trigger an excise tax under Section 4999 of the Code, the plan provides that such payments and benefits will be reduced to a level at which the excise tax is not triggered, unless the applicable NEO would receive a greater amount without such reduction after taking into account the excise tax and other applicable taxes.

Mr. MacDonald Separation Agreement

We entered into a separation agreement and general release of claims with Mr. MacDonald on April 16, 2024. In consideration for a fulsome release of claims in favor of Petco and its affiliates, the separation agreement provides for the separation payments and benefits under the Executive Severance Plan upon a termination without cause, as described above, and under the award agreements for the C Units, as described below.

Ms. College Termination

In connection with Ms. College’s termination, it is expected that

Ms. College will remain a non-officer employee through a transition period ending August 17, 2024 and, subject to a confirming release of claims in favor of Petco and its affiliates, she will receive the separation payments and benefits under the Executive Severance Plan upon a termination without cause, as described above, and a pro-rated payment under her 2024 cash retention award of $26,229.51.

During the transition period, Ms. College’s outstanding equity awards will continue to vest; however, all unvested equity awards will be forfeited upon the termination of her employment.

Ronald Coughlin, Jr. Employment Agreement

Mr. Coughlin’s amended and restated employment agreement provided for severance benefits to Mr. Coughlin in the event he was terminated without “Cause”, or he resigned for “Good Reason,” in each case, subject to his execution of a release of claims. If such termination occurred more than three months prior to, or more than 18 months following, a “Change in Control,” the severance benefits included: (i) a lump sum payment equal to 18 months of his base salary; (ii) payment of any unpaid annual bonus from a prior fiscal year; (iii) a pro rata annual bonus for the year of termination based on actual achievement of applicable performance goals; (iv) acceleration of all time-based equity awards (excluding C Units) that would have vested during the 12 months following such termination; (v) acceleration of all performance-based equity awards (excluding C Units) for which the performance period ends during the 12 months following such termination, so long as such performance-based goals are actually achieved; and (vi) Petco-paid continued health insurance benefits under COBRA for up to 18 months following Mr. Coughlin’s termination.

Additionally, in the event such termination without Cause or resignation for Good Reason would have occurred within the three months prior to or the 18 months following a Change in Control, Mr. Coughlin would have been eligible for the following severance benefits in lieu of the severance benefits described above: (i) a lump sum payment equal to two times the sum of his base salary and target annual bonus; (ii) payment of any unpaid annual bonus from a prior fiscal year; (iii) a pro rata annual bonus for the year of termination based on actual achievement of applicable performance goals; (iv) accelerated vesting of time-based equity awards (excluding C Units); (v) all outstanding performance-based equity awards (excluding C Units) will remain outstanding and eligible to become earned based on achievement of the performance-based goals as if Mr. Coughlin had remained employed (see below for the additional terms governing his 2022 and 2023 PSU awards); and (vi) Petco-paid continued health insurance benefits under COBRA for up to 18 months following such termination.

Mr. Coughlin’s amended and restated employment agreement also provided for the following accelerated vesting benefits upon a termination of his employment as a result of death or “Disability”: (i) accelerated vesting of time-based equity awards (excluding C Units); and (ii) all outstanding performance-based equity awards (excluding C Units) will remain outstanding and eligible to become earned based on achievement of the performance-based goals as if Mr. Coughlin had remained employed.

Upon a Change in Control, if the benefits under Mr. Coughlin’s amended and restated employment agreement would have triggered an excise tax under Section 4999 of the Code, the amended and restated employment agreement provided that Mr. Coughlin’s benefits would be reduced to a level at which the excise tax is not triggered, unless Mr. Coughlin would receive a greater amount without such reduction after taking into account the excise tax and other applicable taxes.

For purposes of Mr. Coughlin’s employment agreement:

•	“Cause” included: (i) Mr. Coughlin’s material breach of his employment agreement; (ii) the willful failure or refusal by him to substantially perform his duties; (iii) the conviction of Mr. Coughlin of, or the entering of a plea of nolo contendere by him with respect to, a felony or a misdemeanor involving moral turpitude; (iv) Mr. Coughlin’s inability or failure to competently perform his duties in any material respect due to the use of drugs or alcohol; and (v) Mr. Coughlin’s material breach of any policy or code of conduct of Petco, subject to, in the cases of clauses (i), (ii) and (v), customary notice and cure provisions.

•	“Change in Control” had the meaning provided under the 2021 Plan.

•	“Disability” means that Mr. Coughlin is either: (i) unable to engage in substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under Petco’s accident and health plan.

•	“Good Reason” means: (i) the removal of Mr. Coughlin from our board of directors; (ii) a material diminution in his authority, duties or responsibilities; (iii) a requirement that he report to any person or body other than our board of directors; (iv) a material diminution in his base salary or target bonus amount; (v) the relocation of his office by more than 30 miles; (vi) our failure to obtain the assumption in writing of its obligation to perform the amended and restated employment agreement by any successor to all or substantially all of our assets, whether direct or indirect by a merger, consolidation, sale or similar transaction, unless such assumption occurs by operation of law; or (vii) any other action or inaction that constitutes a material breach by us of his amended and restated employment agreement, in each case, subject to customary notice and cure provisions.

Mr. Coughlin Separation Agreement

We entered into a separation and consulting agreement and general release of claims with Mr. Coughlin and Scooby LP on March 12, 2024. Under this agreement, Mr. Coughlin provided transition services to the Company as an employee through May 1, 2024. In consideration for a fulsome release of claims in favor of Petco and its affiliates, the separation and consulting agreement provides for the separation payments and benefits set forth under Mr. Coughlin’s amended and restated employment agreement and the terms of his outstanding equity award agreements upon a termination without cause, as described above. In addition, the agreement provides that

Mr. Coughlin may utilize his fiscal 2024 executive physical benefit if previously unused, and Scooby LP agreed to waive its rights to call Mr. Coughlin’s C Units. Under the separation and consulting agreement, Mr. Coughlin has agreed to serve in a consultant capacity as an advisor to the Board through May 1, 2025, with a monthly consulting fee of $107,500.

C Units

All unvested C Units will become fully vested upon the occurrence of a “Change in Control,” subject to each NEO’s continued employment through such event. A Change in Control did not occur upon the closing of our initial public offering for purposes of the C Units.

In addition to acceleration upon a Change in Control, a portion of each NEO’s C Units may vest upon direct or indirect sales by Scooby LP of our Class A common stock, and all unvested C Units will fully accelerate in the event Scooby LP sells 90% of its direct or indirect holdings of our Class A common stock.

For each NEO other than Mr. LaRose and Ms. College, upon an NEO’s termination without “Cause” (and, for Mr. Coughlin, a resignation for “Good Reason”): (i) a pro-rata portion of the C Units that would have vested at the next regularly scheduled vesting date will be accelerated based on the number of days elapsed since the most recent vesting date as compared to the total number of days between the most recent vesting date and the next regularly scheduled vesting date; and (ii) the NEO will continue to receive the benefit of the preceding paragraph for direct or indirect sales of our Class A common stock by Scooby LP up to 180 days following the date of termination.

For purposes of the C Units, “Cause” and “Good Reason” generally have the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, the meaning set forth in the Scooby LP partnership agreement. Additionally, “Change in Control” generally includes (i) a third party’s acquisition of 50% or more of Scooby LP or (ii) a third party’s acquisition of all or substantially all of the assets of Scooby LP and its subsidiaries, in each case, so long as the proceeds received by the Sponsors or Scooby LP consist of cash or marketable securities.

Additionally, the C Units are subject to customary repurchase rights in favor of Scooby LP in the event of the NEO’s termination of employment. As noted below, Scooby LP has waived these repurchase rights in connection with Mr. Coughlin’s May 1, 2024, termination of employment.

Equity Awards

Stock Options, Restricted Stock and RSUs

Except with respect to awards under the 2021 Plan granted to Mr. Coughlin, which are governed by the acceleration terms set forth under his amended and restated employment agreement as described above, the award agreements governing the outstanding stock options, restricted stock, and RSUs under the 2021 Plan provide for accelerated vesting upon certain terminations of employment.

Upon an NEO’s termination of employment as a result of death or disability, all outstanding stock options, shares of restricted stock, and RSUs held by such NEO will become fully vested. Similarly, upon a termination of an NEO’s employment without “Cause” or a resignation for “Good Reason,” in each case, within 24 months following a “Change in Control,” all outstanding stock options, shares of restricted stock, and RSUs held by such NEO will become fully vested.

Additionally, upon an NEO’s “Retirement,” (i) prior to the first anniversary of the grant date, a pro-rated portion of all unvested stock options and RSUs held by such NEO will become vested and (ii) on or following the first anniversary of the grant date, all outstanding stock options, shares of restricted stock and RSUs held by such NEO will become fully vested.

For purposes of awards under the 2021 Plan:

•	“Cause” has the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, generally means: (i) the NEO’s material breach of any agreement with Petco; (ii) the willful failure or refusal by the NEO to substantially perform his or her duties; (iii) the commission or conviction of the NEO of, or the entering of a plea of nolo contendere by the NEO with respect to, a felony or misdemeanor involving moral turpitude; (iv) the NEO’s gross misconduct that causes harm to Petco’s reputation; or (v) the NEO’s inability or failure to competently perform his or her duties in any material respect due to the use of drugs or other illicit substances.

•	“Change in Control” generally means the occurrence of any of the following: (i) any person becoming the beneficial owner of 50% or more of Petco’s outstanding securities; (ii) incumbent directors cease to constitute a majority of our board of directors; (iii) consummation of a merger or consolidation, other than a merger or consolidation which would result in the holders of Petco’s voting securities prior to such transaction continue to represent at least 50% of the combined voting power of the securities of Petco or surviving entity of such transaction; (iv) implementation of a plan of complete liquidation or dissolution of Petco; or (v) a sale of all or substantially all of Petco’s assets.

•	“Good Reason” has the meaning provided in the applicable NEO’s employment agreement or employment letter or, if such agreement does not define such term, generally means: (i) a material diminution in the NEO’s authority, duties, or responsibilities with Petco; (ii) a material diminution in the NEO’s base salary; (iii) a geographic relocation by more than 50 miles; or (iv) a material breach of Petco of its obligations under the award agreement, in each case, subject to customary notice and cure provisions.

•	“Retirement” means an NEO’s resignation after attaining age 55 with 10 years or more of service to Petco. As of February 3, 2024, none of our NEOs were Retirement-eligible for purposes of awards granted under the 2021 Plan.

PSUs

In addition to the terms applicable under Mr. Coughlin’s amended and restated employment agreement, the PSUs granted to Mr. Coughlin in 2022 and 2023 provide that, upon the consummation of a Change in Control prior to the end of the performance period, the performance goals will no longer be applicable and the target PSUs (or the earned PSUs for any completed fiscal year tranches of the 2023 PSUs) will be eligible to vest on the third anniversary of the date of grant, subject to his continued employment through such vesting date. After a Change in Control, such PSUs will be considered time-based awards for purposes of Mr. Coughlin’s amended and restated employment agreement.

For purposes of PSUs granted to other NEOs, upon a termination as a result of death or disability, any PSUs allocated to a completed fiscal year (but not yet settled) will remain eligible to vest based on actual performance and any PSUs allocated to incomplete or future fiscal years will vest at target. In addition, in the event of the NEO’s

Retirement: (i) outstanding PSUs allocated to completed fiscal years will remain eligible to vest based on actual performance; (ii) PSUs allocated to the fiscal year in which such Retirement occurs will vest as to a pro-rated amount based on actual performance; and (iii) PSUs allocated to fiscal years following the fiscal year in which such Retirement occurs will be forfeited. Upon a Change in Control prior to the end of the performance period, PSUs allocated to completed fiscal years (but not yet settled) will vest based on actual performance effective immediately prior to the Change in Control (or, for 2023 PSUs, on the third anniversary of the date of grant), subject to NEOs’ continued employment, and PSUs allocated to incomplete fiscal years will no longer be subject to performance goals and will vest on the last day of each such fiscal year (or, for 2023 PSUs, on the third anniversary of the date of grant), subject to the NEO’s continued employment. Finally, upon a termination of the NEO’s employment without Cause or a resignation for Good Reason following a Change in Control, all outstanding PSUs will vest at target.

Quantification of Potential Payments

The table below sets forth the aggregate amounts that would have been payable to each NEO under the Executive Severance Plan, Mr. Coughlin’s amended and restated employment agreement, with respect to unvested C Units, and award agreements under the 2021 Plan, as described above, assuming the applicable termination event or Change in Control occurred on February 3, 2024. As of February 3, 2024, none of our NEOs were Retirement-eligible for purposes of awards granted under the 2021 Plan.

Name	Termination without Cause ($)	Resignation for Good Reason ($)	Death or Disability ($)	Qualifying Termination in Connection with a Change in Control ($)	Change in Control ($)

Ronald Coughlin, Jr.

Cash Payments (1)	$1,650,000	$1,650,000	—	$4,950,000	—

Continued Health Benefits (2)	$22,668	$22,668	—	$22,668	—

Equity Awards (3)	$1,251,480	$1,251,480	$2,829,935	$2,829,935	$—

Total	$2,924,148	$2,924,148	$2,829,935	$7,802,603	$—

Brian LaRose

Cash Payments (1)	$700,000	$700,000	—	$700,000	—

Continued Health Benefits (2)	$15,112	$15,112	—	$15,112	—

Equity Awards (3)	$—	—	$537,408	$537,408	$—

Total	$715,112	$715,112	$537,408	$1,252,520	$—

Darren MacDonald

Cash Payments (1)	$625,000	$625,000	—	$625,000	—

Continued Health Benefits (2)	$25,248	$25,248	—	$25,248	—

Equity Awards (3)	$—	—	$1,251,981	$1,251,981	$—

Total	$650,248	$650,248	$1,251,981	$1,902,229	$—

Justin Tichy

Cash Payments (1)	$625,000	$625,000	—	$625,000	—

Continued Health Benefits (2)	$25,248	$25,248	—	$25,248	—

Equity Awards (3)	$—	—	$944,560	$944,560	$—

Total	$650,248	$650,248	$944,560	$1,594,808	$—

Amy College

Cash Payments (1)	$600,000	$600,000	—	$600,000	—

Continued Health Benefits (2)	$13,692	$13,692	—	$13,692	—

Equity Awards (3)	$—	—	$583,021	$583,021	$—

Total	$613,692	$613,692	$583,021	$1,196,713	$—

(1)	These amounts include cash severance payments under the Executive Severance Plan or Mr. Coughlin’s amended and restated employment agreement, as applicable.

(2)

Amounts in this row are based on premiums in effect as of February 3, 2024, which are assumed for purposes of these calculations to remain in effect throughout the duration of the period in which continued health benefits are provided.

(3)

Amounts in this row reflect (i) the C Units that would become vested upon the occurrence of the applicable event based on the distributions the C Units would be eligible to receive upon a liquidation of Scooby LP using the closing price of our Class A common stock of $2.48 on February 2, 2024, the last trading day of fiscal 2023 for purposes of valuing the Class A common stock held indirectly by Scooby LP, less the applicable Distribution Threshold, and (ii) the stock options, RSUs and PSUs that would become vested upon the occurrence of the applicable event based on a per share price of $2.48, the closing price of our Class A common stock on February 2, 2024, the last trading day of fiscal 2023, less the exercise price, if applicable. No value is reflected herein for any stock options with an exercise price in excess of $2.48. For purposes of any PSUs which remain subject to actual performance following termination, amounts in this row assume achievement of actual performance for completed portions of the performance period and target performance for any incomplete portion of the performance period.

CEO PAY RATIO

The fiscal 2023 annual total compensation of the median compensated employee of all our employees (as determined below), other than Mr. Coughlin, our former CEO, was $31,734; Mr. Coughlin’s fiscal 2023 annual total compensation was $7,139,463; and the ratio of these amounts was 1-to-225.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For fiscal 2023, as permitted under Item 402(u) of Regulation S-K, we utilized the same median employee used for purposes of calculating our fiscal 2021 and 2022 pay ratios. To identify our median compensated employee, we reviewed the gross wages reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for all individuals, excluding Mr. Coughlin, who were employed by us on December 31, 2021, which wages were annualized for any employee who did not work for the entire year. For these purposes, we identified our employee population as of December 31, 2021, based on our payroll records or based on our treatment of employees for

U.S. tax or local tax reporting purposes resulting in an employee population of 28,449. We determined that there were no changes to our employee population or employee compensation in fiscal 2023 that would result in a significant change to our pay ratio.

Our median employee is a full-time store partner working in a Missouri store.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

PAY VS. PERFORMANCE DISCLOSURE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance measures of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non- CEO NEOs ($)(4)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)	Net Income ($M)(7)	Adjusted EBITDA ($M)(8)

2023	7,139,463	(23,282,472)	2,329,437	(3,247,683)	8.44	116.84	(1,280.2)	$401.1

2022	19,590,453	(11,340,890)	6,618,539	4,513,569	39.93	87.14	89.9	530.8

2021	4,025,740	(63,071,055)	2,890,921	(2,050,650)	62.24	105.55	159.8	548.4

2020	25,898,323	184,711,531	6,134,975	19,463,127	88.54	99.27	(31.7)	427.6

(1)
Mr. Coughlin was our only principal executive officer (PEO) during the 2020 through 2023 fiscal years. The amounts shown represent the amounts reported in the “Total” column of the Summary Compensation Table for Mr. Coughlin in each of the fiscal years.

(2)
Amounts in this column represent the amount of “compensation actually paid” to Mr. Coughlin, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In accordance with SEC rules, the following adjustments were made to total compensation to determine the 2023 compensation actually paid:

Mr. Coughlin	2023

Summary Compensation Table Total	7,139,463

Less , value of Stock Awards and Option Awards reported in Summary Compensation Table	(5,666,668)

Plus , year-end fair value of outstanding and unvested equity awards granted during the year	1,306,149

Plus , year over year change in fair value of outstanding and unvested equity awards granted during prior years	(16,311,916)

Plus , change in fair value from prior year-end to vesting date of equity awards granted in prior years that vested during the year	(9,749,500)

Compensation Actually Paid to CEO	(23,282,472)

(3)
The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Coughlin) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022 and 2023, Brian LaRose, Darren MacDonald, Justin Tichy, and Amy College; (ii) for 2021, Brian LaRose, Michael Nuzzo, Darren MacDonald, John Zavada, and Justin Tichy; and (iii) for 2020, Michael Nuzzo, Darren MacDonald, Justin Tichy, and Ilene Eskenazi.

(4)
Amounts in this column represent the average amount of “compensation actually paid” to the Company’s NEOs as a group (excluding our CEO), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. In accordance with SEC rules, the following adjustments were made to total compensation to determine the 2023 compensation actually paid:

Average Non-CEO NEOs	2023

Average Summary Compensation Table Total	2,329,437

Less , average value of Stock Awards and Option Awards reported in Summary Compensation Table	(1,337,832)

Plus , average year-end fair value of outstanding and unvested equity awards granted during the year	286,585

Plus , average year over year change in fair value of outstanding and unvested equity awards granted during prior years	(2,905,716)

Plus , average change in fair value from prior year-end to vesting date of equity awards granted in prior years that vested during the year	(1,620,157)

Average Compensation Actually Paid to Non-CEO NEOs	(3,247,683)

(5)
Cumulative total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. For purposes of these amounts, the beginning of the measurement period is January 13, 2021, the date of our initial public offering.

(6)
The peer group used for this purpose is the following published industry index: S&P Retail Index, which is the Company’s industry index utilized in the Performance Graph set forth in our Annual Report on Form
10-K
for each fiscal year.

(7)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year. We inadvertently used our net (loss) income attributable to Class A and
B-1
common stockholders in our 2023 Proxy Statement. As such, we have corrected the figures reported above to use our net (loss) income.

(8)
Adjusted EBITDA is calculated consistent with the description provided in our Annual Report on Form
10-K
for the fiscal year ended February 3, 2024, under the heading “Reconciliation of
Non-GAAP
Financial Measures to GAAP Measures.” Beginning in fiscal 2023, we made certain changes to how we define adjusted EBITDA, including to no longer include store pre-opening
expenses, store closing expenses,
non-cash
occupancy costs and certain other costs in our
non-GAAP
adjustments. As such, we have updated the figures reported above to be consistent with our current calculation methodology.

Financial Performance Measures
As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	Adjusted EBITDA;

•	Total Revenue;

•	ROIC; and

•	Operating Cash Flow.
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. We generally seek to incentivize long-term performance, and therefore we do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Shortly before the end of our 2020 fiscal year, we completed our initial public offering. Prior to our initial public o ffering,
Mr.
Coughlin
was granted C Units, many of which remained unvested at the time of the initial public offering. As explained above, C Units are similar to stock options, and in connection with our initial public offering, the C Units exceeded their Distribution Thresholds for the first time. Because the unvested C Units did not have any value prior to the initial public offering, the entire unvested value of Mr. Coughlin’s C Units, even those granted prior to the 2020 fiscal year, is reflected in the “compensation actually paid” to Mr. Coughlin and the other NEOs for the 2020 fiscal year. Importantly, none of this value was realized in connection with the initial public offering, and the intrinsic value of the C Units continues to fluctuate with our stock price, as reflected herein. To date, Mr. Coughlin has not realized any value related to his C Units and does not control the timing of when such value, if any, may be realized.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our Class A common stock that may be issued under equity compensation plans as of February 3, 2024.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (3)

Equity Compensation Plans Approved by Security Holders

2021 Equity Incentive Plan	15,927,279	$14.25	24,254,365

2021 Employee Stock Purchase Plan	—	—	6,567,685

Equity Compensation Plans Not Approved by Security Holders

Total	15,927,279		30,822,050

(1)	This column reflects all PSUs (assuming target performance), RSUs and stock options granted under the 2021 Plan that were outstanding as of February 3, 2024.

(2)
This column reflects the weighted-average exercise price of stock options granted under the 2021 Plan that were outstanding as of February 3, 2024. PSUs and RSUs reflected in column (a) are not reflected in this column as they do not have an exercise price.

(3)	This column reflects the total shares of our Class A common stock remaining available for issuance under the 2021 Plan and the ESPP as of February 3, 2024.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers for the fiscal year ended February 3, 2024, as pursuant to the SEC’s compensation disclosure rules (commonly referred to as a “say-on-pay” vote).

As described in detail under the heading “Executive Compensation,” our executive compensation program is designed to attract, retain, motivate, and reward highly skilled, performance-oriented executives who thrive in a culture focused on delivering purpose-driven results. We incentivize our senior leaders to deliver the highest levels of execution and business results, while also delivering on our mission of improving the lives of pets, pet parents, and our own Petco partners. We carry out these objectives through the following attributes of our executive compensation program:

•	We align executive compensation with the achievement of operational and financial results, increases in stockholder value, and delivering on our mission.

•	A significant portion of total compensation for our executives is at-risk and is subject to short-term and long-term incentive programs that are designed to align their interests with those of our stockholders.

•	We evaluate the competitiveness and effectiveness of our compensation programs against other comparable businesses based on industry, size, and other relevant criteria in making pay decisions.

•	Total compensation for individual executives is influenced by a variety of factors, including each executive’s scope of responsibility, individual performance, skill set, experience, and expected future contributions.
•	We focus on creating simple, straightforward compensation programs that our partners and stockholders can easily understand.

Please read the “Executive Compensation” section beginning on page 25 for additional details about our executive compensation program, including information about the compensation of our Named Executive Officers during fiscal 2023.

We are asking stockholders to vote “For” the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers for the fiscal year ended February 3, 2024, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion disclosed in this Proxy Statement.”

Approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers requires the affirmative vote of at least a majority of the votes cast. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on this Proposal 2. Holders of Class B-2 common stock are not entitled to vote on this Proposal 2. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions and broker non-votes, if any, are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 2.

This resolution will not be binding on our board of directors or the compensation committee. However, our board of directors and the compensation committee will review and consider the results of this Proposal 2 when making future compensation decisions for our Named Executive Officers. Our board’s current policy is to hold annual say-on-pay votes, and thus, we expect that we will conduct our next say-on-pay vote at the 2025 annual meeting of stockholders.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of Ernst & Young LLP’s fees for professional services rendered to us for the 2023 and 2022 fiscal years.

(in millions)	Fiscal 2023	Fiscal 2022

Audit Fees (1)	$3.7	$3.2

Audit-Related Fees (2)	$0.2	0.8

Tax Fees	—	—

All Other Fees	—	—

Total	$3.9	$4.0

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and internal control over financial reporting and reviews of our quarterly financial statements.

(2)	Audit-related fees include professional services in connection with a pre-implementation assessment of a new ERP platform.

Pre-Approval of Audit and Non-Audit Services Policy

The audit committee adopted a policy for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The audit committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The audit committee has delegated authority to the chair of the audit committee to pre-approve audit and non-audit services in amounts up to $500,000 (1) per engagement, (2) per additional category of services, or (3) to the extent otherwise required under the policy, for services exceeding the pre-approved budgeted fee levels for the specified service. All of the services and fees identified in the table above were approved pursuant to the pre-approval policy described in this paragraph.

AUDIT COMMITTEE REPORT*

The audit committee has reviewed and discussed our audited financial statements with management and Ernst & Young LLP, and has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the PCAOB and SEC. Additionally, the audit committee has received the written disclosures and the letter from Ernst & Young LLP, as required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP its independence. Based upon such review and discussion, the audit committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2024 for filing with the SEC.

Audit Committee of the Board of Directors,

Sabrina Simmons (Chair)

Gary Briggs

Iris Yen

*

This report of the audit committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee, pursuant to authority granted to it by the board, is directly responsible for the appointment, compensation, retention, and oversight of Petco’s independent registered public accounting firm. In accordance with its charter, the audit committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence at least annually.

Our audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2025. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since July 17, 2020. The members of the audit committee and the board believe that the continued retention of Ernst & Young LLP as Petco’s independent registered public accounting firm is in the best interests of Petco and its stockholders. Our board of directors and audit committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The appointment of Ernst & Young LLP is accordingly being submitted for ratification by our stockholders as a matter of good corporate practice. If the stockholders fail to ratify this appointment, our board of directors and audit committee may reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 1, 2025 requires the affirmative vote of a majority of the votes cast. Only holders of Class A and Class B-1 common stock are entitled to vote on this Proposal 3. Holders of Class B-2 common stock are not entitled to vote on this Proposal 3. Holders of Class A and Class B-1 common stock may vote “For,” “Against,” or “Abstain” with respect to this Proposal 3. Abstentions are not considered “votes cast” and, therefore, will have no effect on the outcome of this Proposal 3. We do not expect there to be any broker non-votes with respect to this Proposal; regardless, they would have had no effect as they are not considered “votes cast” on this Proposal 3.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR

OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2025.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review, Approval, and Ratification of Related Person Transactions

Our board of directors adopted a written policy regarding the review, approval, ratification, or disapproval by our audit committee of transactions between us or any of our subsidiaries and any related person (defined to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect material interest. In approving or rejecting any such transaction, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification, or disapproval of the transaction.

Other than the transactions described below under “Related Person Transactions,” there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Related Person Transactions

Promissory Note

Scooby LP holds a promissory note issued by Petco Animal Supplies, Inc. (“Petco Animal Supplies”) with an initial principal amount of $3.5 million in connection with the acquisition by Petco Animal Supplies of an online pet healthcare service on March 22, 2017. Half of this promissory note was redeemed effective as of March 25, 2019, and the remaining half of the promissory note, equal to approximately $2.0 million, remained outstanding as of February 3, 2024.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with our Principal Stockholder. The agreement contains provisions that require us to register, under the federal securities laws, the offer and resale of shares of our Class A common stock held by our Principal Stockholder upon demand thereof. The agreement grants our Principal Stockholder the opportunity to include its shares in any registration statement filed by us in connection with a public offering of our equity securities (customarily known as “piggyback rights”). These registration rights are subject to certain conditions and limitations. We are generally obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective.

Stockholder’s Agreement

In connection with the completion of our initial public offering, we entered into a stockholder’s agreement with our Principal Stockholder. The stockholder’s agreement gives our Principal Stockholder the right to designate a certain number of nominees for election to our board of directors and certain committee nomination and observer rights so long as our Principal Stockholder does not sell below, or beneficially owns (directly or indirectly), as applicable, a specified percentage of our outstanding Class A common stock and Class B-1 common stock, and, in all cases and for the avoidance of doubt, subject to the Board’s fiduciary duty. For additional information, please see “—Composition of the Board of Directors” above.

Additionally, the stockholder’s agreement provides that we will not take certain significant actions specified therein without the prior written consent of our Principal Stockholder as long as our Principal Stockholder (including its permitted transferees under the stockholder’s agreement) beneficially owns (directly or indirectly) at least 25% of the outstanding shares of Class A common stock and Class B-1 common stock (as adjusted for stock splits, combinations, reclassifications, and similar transactions). Such specified actions include:

•	liquidation, dissolution, or winding up of our Company;

•	any material change in the nature of the business or operations of our Company and our subsidiaries, taken as a whole, as of the date of the stockholder’s agreement;

•	hiring or terminating our CEO and his or her successors and, so long as our Principal Stockholder beneficially owns (directly or indirectly) at least 50% of the outstanding shares of Class A common stock and Class B-1 common stock (as adjusted for stock splits, combinations, reclassifications, and similar transactions), hiring or terminating any other executive officer of our company and his or her successor;

•	any mergers or other transaction that, if consummated, would constitute a “change in control” (as defined in the stockholder’s agreement) or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a “change in control”;

•	entering into any agreement providing for the acquisition or divestiture of assets or persons, in each such case, involving consideration payable or receivable by our Company or any of our subsidiaries in excess of a specified monetary threshold in a 12-month period;

•

any incurrence by us or any of our subsidiaries of indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the guarantee of indebtedness of another person), other than indebtedness incurred under an existing and previously approved revolving credit facility, in excess of a specified monetary threshold in a 12-month period or that would result in our company’s total net leverage ratio exceeding 4:00:1:00;

•	any issuance or series of related issuances of equity securities by us or our subsidiaries, other than grants of equity securities under any equity compensation plan (including an employee stock purchase plan) approved by our board of directors or a committee thereof;

•	any payment or declaration of any dividend or other distribution of any shares of Class A Common Stock or Class B-1 Common Stock or entering into any recapitalization transaction the primary purpose of which is to pay a dividend of shares of Class A Common Stock or Class B-1 Common Stock;

•	any increase or decrease in the size of our board of directors or the committees of our board; and

•	amendments to, or modification or repeal of, organizational documents (such as our second amended and restated certificate of incorporation (“certificate of incorporation”) and bylaws or equivalent organizational documents of our subsidiaries) that adversely affect any of our Principal Stockholder, CVC or CPP Investments, or their respective affiliates.

Note Purchase Agreement

In connection with our initial public offering, our Principal Stockholder entered into a Note Purchase Agreement (the “Note Purchase Agreement”), dated January 19, 2021, with (i) CVC B-2 SPV, LLC, as guarantor, and 9314601 B-2 SPV, LLC, as guarantor (collectively, the “Guarantors”), (ii) U.S. Bank National Association, as the notes agent and calculation agent, and (iii) certain noteholders party thereto. Pursuant to the Note Purchase Agreement, $450 million in aggregate principal amount of Senior Secured Floating Rate Notes (the “Notes”) were issued. The Notes are secured by a pledge of all existing and after-acquired assets of our Principal Stockholder and the Guarantors, including shares of our Class A and Class B-1 common stock held by our Principal Stockholder and shares of our Class B-2 common stock held by the Guarantors, as further set forth in a Pledge and Security Agreement, dated January 19, 2021, by and among our Principal Stockholder, the Guarantors and U.S. Bank National Association, as

the notes agent (the “Pledge and Security Agreement”). The Notes were repaid and the pledge securing the Notes was eliminated in January 2024.

Stock Purchase Agreement

In May 2024, we entered into a stock purchase agreement (the “Stock Purchase Agreement”) with GSSB Corporation, an Ontario corporation of which Glenn Murphy, our Executive Chairman, is the sole stockholder, and Scooby Aggregator, LP, pursuant to which GSSB Corporation purchased 1,470,589 shares (the “Purchased Shares”) of Class A common stock in a private placement from the Company at a price per share equal to $1.70 for a total of $2,500,001.30. The transactions under the Stock Purchase Agreement closed on May 13, 2024. Mr. Murphy has agreed to directly or indirectly hold the Purchased Shares for at least two years, with respect to fifty percent of the Purchased Shares, and three years, with respect to the remaining fifty percent of the Purchased Shares, subject to certain exceptions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of May 14, 2024 (or as of the date otherwise indicated below) regarding beneficial ownership by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	our directors and director nominees;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, California 92127.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of July 13, 2024 (60 days after May 14, 2024) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after July 13, 2024 and any RSUs vesting/settling, as applicable, on or before July 13, 2024 that may be payable in cash or shares at Petco’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The percentage ownership information shown in the following table is based on 235,167,435 shares of our Class A common stock, 37,790,781 shares of our Class B-1 common stock and 37,790,781 shares of our Class B-2 common stock outstanding as of May 14, 2024. The rights of the holders of our Class A common stock and our Class B-1 common stock are identical in all respects, except that our Class B-1 common stock does not vote on the election or removal of directors. The rights of the holders of our Class B-2 common stock differ from the rights of the holders of our Class A common stock and Class B-1 common stock in that holders of our Class B-2 common stock only possess the right to vote on the election or removal of directors.

	Class A		Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number	%	Number	%	Number	%

Certain Stockholders

Scooby Aggregator, LP (2)(3)(4)	145,924,140	62.1%	37,790,781	100.0%	—	—%	67.3%	53.5%

CVC B-2 SPV, LLC (3)(5)	—	—	—	—	19,273,298	51.0%	—	7.1%

9314601 B-2 SPV, LLC (6)	—	—	—	—	18,517,483	49.0%	—	6.8%

Directors and Named Executive Officers

Ronald Coughlin, Jr. (7)(8)(9)	3,679,067	1.6%	—	—	—	—	1.4%	1.4%

Amy College (8)(9)	462,046	*					*	*

Brian LaRose (8)(9)(10)	428,057	*	—	—	—	—	*	*

Darren MacDonald (8)(9)	627,616	*	—	—	—	—	*	*

Justin Tichy (8)(9)	489,618	*	—	—	—	—	*	*

David Lubek	—	—	—	—	—	—	—	—

Cameron Breitner	—	—	—	—	—	—	—	—

Gary Briggs (9)	70,085	*	—	—	—	—	*	*

Nishad Chande	—	—	—	—	—	—	—	—

	Class A		Class B-1		Class B-2		% of Total Voting Power(1)	% of Total Director Election and Removal Power
	Number	%	Number	%	Number	%

Christy Lake (9)	40,085	*	—	—	—	—	*	*

R. Michael Mohan (8)(9)	2,823,908	1.2%	—	—	—	—	1.0%	1.0%

Iris Yen (9)	34,518	—	—	—	—	—	—	—

Sabrina Simmons (9)	48,419	*	—	—	—	—	*	*

Christopher J. Stadler	—	—	—	—	—	—	—	—

Mary Sullivan	—	—	—	—	—	—	—	—

Glenn Murphy (11)	1,470,589	*	—	—	—	—	*	*

All Directors and Executive Officers as a group (16 persons) (10)(11)(12)	5,822,744	2.4%	—	—	—	—	2.1%	2.1%

*	Represents holdings of less than 1% of any class of our common stock.

(1)	Does not include shares of our Class B-2 common stock, which represent only the right to vote on the election or removal of our directors.

(2)

Represents shares of our Class A and Class B-1 common stock directly held by our Principal Stockholder. The general partner of our Principal Stockholder is Scooby Aggregator GP, LLC, a member managed limited liability company whose sole member is Scooby LP. The general partner of Scooby LP is Scooby GP LLC, a member-managed limited liability company whose sole members are CVC Pet LP and CPP Investments. Both CVC Pet LP and CPP Investments have material consent rights with respect to the actions of Scooby GP LLC. Each share of Class B-1 common stock is convertible into one share of Class A common stock at the option of the holder. As a condition to such conversion, the holder of the shares of Class B-1 common stock to be converted must direct a holder of Class B-2 common stock to transfer an equal number of shares of Class B-2 common stock to us.

(3)

Investment and voting power with regard to membership interests of Scooby GP LLC directly held by CVC Pet LP rests with the board of directors of CVC Pet LP’s general partner, CVC Scooby Jersey GP Limited. Certain investment funds managed by CVC Capital Partners VI Limited wholly own CVC Scooby Jersey GP Limited, and investment and voting power with regard to the shares held by such funds rests with the board of directors of CVC Capital Partners VI Limited, which board consists of Carl Hansen, Victoria Cabot, John Maxey, and Jon Wrigley, each of whose address is c/o CVC Capital Partners VI Limited, 27 Esplanade, St Helier, Jersey JE1 1SG, Channel Islands. Each of these individuals may be deemed to indirectly share voting and/or investment power over the shares held of record by our Principal Stockholder. The approval of a majority of such directors is required to make any investment or voting decision with regard to any shares beneficially owned by CVC Pet LP, and as such, each such individual disclaims beneficial ownership of such shares.

(4)

Investment and voting power with regard to shares indirectly beneficially held by CPP Investments (through our Principal Stockholder) rests with Canada Pension Plan Investment Board (“CPPIB”). John Graham is the President and Chief Executive Officer of CPPIB and, in such capacity, may be deemed to have voting and dispositive power with respect to the shares of our common stock beneficially owned by CPPIB. Mr. Graham disclaims beneficial ownership over any such shares. The address of CPPIB is One Queen Street East, Suite 2500, Toronto, Ontario, M5C 2W5, Canada.

(5)	Represents shares of our Class B-2 common stock directly held by CVC B-2 SPV, LLC, a wholly owned subsidiary of CVC Pet LP.

(6)

Represents shares of our Class B-2 common stock directly held by 9314601 B-2 SPV, LLC, a wholly owned indirect subsidiary of Richard Hamm, who is unaffiliated with CPPIB. 9314601 B-2 SPV, LLC has agreed not to vote or transfer any shares of Class B-2 common stock held by it or such subsidiary except as directed by CPPIB, and accordingly, CPPIB may be deemed to beneficially own such shares held by 9314601 B-2 SPV, LLC or such subsidiary for purposes of Section 13(d) of the Exchange Act. See footnote (4) above for information regarding CPPIB.

(7)

Includes 1,200 shares of Class A common stock that are held in accounts for Mr. Coughlin’s children, and Mr. Coughlin is the custodian of the accounts. Mr. Coughlin disclaims beneficial ownership of the shares held in the custodial accounts.

(8)

Includes beneficial ownership of the following number of shares for which the following persons hold options exercisable on or within 60 days of May 14, 2024: for Mr. Coughlin, 3,063, 187 (subject to expiration on July 30, 2024); for Ms. College, 361,813; for Mr. LaRose, 296,307; for Mr . MacDonald, 250, 729 (subject to expiration on July 11, 2024); for Mr. Mohan, 1,234,568; and for Mr. Tichy, 317,132.

(9)

Includes beneficial ownership of the following number of shares through the vesting/settlement of RSUs payable in shares on or within 60 days of May 14, 2024: for Mr. Briggs, 18,836; for Ms. College, 36,430; for Ms. Lake, 18,836; for Mr. LaRose, 27,322; for Mr. Mohan, 210,636; for Ms. Simmons, 18,836; for Mr. Tichy, 13,662; and for Ms. Yen, 32,535.

(10)	Includes 3,000 shares of Class A common stock that are owned by Mr. LaRose’s spouse.

(11)	Includes 1,470,589 shares of Class A common stock owned by GSSB Corporation, an Ontario corporation of which Glenn Murphy is the sole stockholder.

(12)

Excludes Ms. College and Messrs. Coughlin and MacDonald, who each are no longer executive officers as of the date of this filing. Includes beneficial ownership of shares underlying 3,365,267 options held by executive officers that are exercisable on or within 60 days of May 14, 2024, and beneficial ownership of shares underlying 364,799 RSUs held by directors and executive officers that vest within 60 days of May 14, 2024.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting to be held on Monday, July 22, 2024 at 8:00 a.m., Pacific Time, or at any adjournments or postponements thereof.

1. Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting will be held online via live audio webcast at www.virtualshareholdermeeting.com/WOOF2024. We believe that this is the right choice for Petco as it provides expanded stockholder access regardless of the size of the Annual Meeting or resources available to stockholders, improves communications, and allows the participants to attend the Annual Meeting safely and conveniently from any location at no additional cost. The Company has endeavored to provide stockholders attending the Annual Meeting with the same rights and opportunities to participate as they would at an in-person meeting.

2. What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the four director nominees named in the proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement, or disqualification (Proposal 1);

2.	To approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (Proposal 2); and

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2025 (Proposal 3).

Additionally, stockholders are entitled to vote (in accordance with the rights described in Question 3 below) on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3. Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on May 28, 2024, the record date, are entitled to participate in and vote at the Annual Meeting. Pursuant to our certificate of incorporation, holders of our (i) Class A common stock are entitled to one vote on all matters submitted to a vote of stockholders, (ii) Class B-1 common stock have the same rights as our Class A common stock, except that such holders of our Class B-1 common stock are not entitled to vote in the election or removal of directors, and (iii) Class B-2 common stock only have the right to vote in the election or removal of directors. Accordingly:

•	Holders of Class A common stock are entitled to vote on all proposals that will be addressed at the Annual Meeting (Proposals 1-3).

•	Holders of Class B-1 common stock are entitled to vote only on Proposals 2-3.

•	Holders of Class B-2 common stock are entitled to vote only on Proposal 1.

As of May 28, 2024, there were 235,199,566 shares of our Class A common stock issued and outstanding, 37,790,781 shares of our Class B-1 common stock issued and outstanding, and 37,790,781 shares of our Class B-2 common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on any matter on which the applicable class of common stock is entitled to vote. Pursuant to our certificate of incorporation, holders of Class A, Class B-1, and Class B-2 common stock are not entitled to cumulative voting.

4. How can I participate in, and vote at, the Annual Meeting online?

To participate in the Annual Meeting, including to vote, ask questions, and view the list of registered stockholders as of the record date during the meeting, stockholders of record should go to the Annual Meeting website at www.virtualshareholdermeeting.com/WOOF2024, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website.

If your shares are held in street name and your Notice or voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.

The Annual Meeting will begin at 8:00 a.m. Pacific Time on Monday, July 22, 2024. Online check-in will begin at approximately 7:45 a.m. Pacific Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check-in. On the day of the Annual

Meeting, if you experience technical difficulties either during the check-in process or during the Annual Meeting, a technical assistance phone number will be made available on the virtual meeting registration page approximately 15 minutes prior to the start of the Annual Meeting. We will make a replay of the Annual Meeting available on our Investor Relations website until the next annual meeting.

Stockholders may submit questions during the Annual Meeting on the Annual Meeting website. More information regarding the question-and-answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting website.

5. How does the board of directors recommend that I vote?

Our board of directors unanimously recommends that stockholders vote: “FOR ALL” with respect to the director nominees named in Proposal 1; “FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers (Proposal 2); and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025 (Proposal 3).

6. How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the common stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy.

7. What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, then you are considered the stockholder of record with respect to those shares, and the Notice and/or proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice and/or proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

8. What is a proxy card?

The proxy card enables you to appoint R. Michael Mohan, Brian LaRose, and Giovanni Insana as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

9. If I am a stockholder of record of the Company’s shares, how do I vote?

Before the Annual Meeting, you may vote:

•	by mail, by completing, signing, and dating your proxy card (if applicable);

•	online at www.proxyvote.com; or

•	by telephone, at 1-800-690-6903.

During the Annual Meeting, you may vote online at www.virtualshareholdermeeting.com/WOOF2024.

10. If I am a beneficial owner of shares held in street name, how do I vote?

Beneficial owners should check their voting instruction form or Notice for how to vote in advance of, and how to participate in, the Annual Meeting.

11. Will my shares be voted if I do not provide my proxy? What are broker non-votes?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm, bank, broker-dealer, or other similar organization in their discretion on behalf of clients who have not furnished voting instructions. Specifically, in such circumstances, brokerage firms, banks, broker-dealers, and other nominees generally have the authority (but are not required) to vote shares not voted by customers on certain “routine” matters. Because the ratification of an independent registered public accounting firm (Proposal 3) is the only matter that is expected to be considered “routine” at the Annual Meeting, your shares may only be voted by your brokerage firm, bank, broker-dealer, or other nominee for the ratification of our independent registered public accounting firm in their discretion on behalf of clients who have not furnished voting instructions. We expect that there should be no broker non-votes (as described below) with respect to Proposal 3.

Brokerage firms, banks, broker-dealers, and other nominees are prohibited from exercising discretionary authority on non-routine matters. Each of the election of directors (Proposal 1) and say-on-pay vote (Proposal 2) is expected to be considered a non-routine matter, and, therefore, brokerage firms, banks, broker-dealers, and other nominees cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting for which you are entitled to vote, those shares will still be counted for purposes of determining if a quorum is present.

12. What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the nominees who receive the highest number of shares voted “For” his or her election are elected. Only holders of Class A common stock and Class B-2 common stock are entitled to vote on the election of directors (Proposal 1).

A “withhold” vote against a director and broker non-votes will have no direct effect on his or her election. However, our board also adopted a resignation policy. Under the resignation policy, any director who receives a greater number of votes “withheld” for his or her election than “for” such election must promptly tender his or her resignation offer to the nominating and corporate governance committee. The nominating and corporate governance committee will recommend to our board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our board accept any resignation offer, the nominating and corporate governance committee may consider all factors that the Committee’s members believe are relevant. Our board will act on the nominating and corporate governance committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation offer will not participate in the proceedings of either the nominating and corporate governance committee or our board with respect to his or her own resignation offer.

13. What vote is required for other proposals?

Approvals of Proposals 2 and 3 require the affirmative vote of at least a majority of the votes cast. Abstentions and broker non-votes, if any, are not considered “votes cast” and will have no effect on the outcome of Proposals 2 and 3. Because broker discretionary voting is permitted with respect to Proposal 3 (although they are not required to exercise it), there should be no broker non-votes with respect to such Proposal; regardless, they would have no effect as they are not considered “votes cast” on such Proposal. Only holders of Class A common stock and Class B-1 common stock are entitled to vote on Proposals 2 and 3.

14. Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Secretary at 10850 Via Frontera, San Diego, CA 92127 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a brokerage firm, bank, broker-dealer, or other nominee, you must instruct your broker, bank, or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank, or other nominee.

15. What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted: “FOR ALL” each of the director nominees (Proposal 1); “FOR” the approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers (Proposal 2); and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025 (Proposal 3).

16. Is my vote kept confidential?

Proxies, ballots, and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

17. Where do I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

18. Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone, or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2025 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2025 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 no later than the close of business on January 31, 2025.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must be delivered to the Company by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2025 annual meeting of stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on March 24, 2025 and no later than the close of business on April 23, 2025. Nominations and proposals also must satisfy other requirements set forth in the bylaws. In addition to satisfying the deadlines in the advance notice provisions of our bylaws, a shareholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must provide the notice required under Rule 14a-19 to the Company’s Secretary no later than May 23, 2025.

For purposes of these proposals, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not such day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and, together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 to inform us of his or her request. If a brokerage firm, bank, broker-dealer, or other nominee holds the shares, the stockholder should contact such bank, broker or other nominee directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website at http://www.sec.gov.

We will provide, without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended February 3, 2024, including the financial statements and schedules (the “2023 annual report”). Any requests for copies of information, reports or other filings with the SEC should be directed to us by email at InvestorRelations@Petco.com or in writing, c/o our Secretary, at Petco Health and Wellness Company, Inc., 10850 Via Frontera, San Diego, CA 92127 to inform us of your request. The 2023 annual report and this proxy statement are also available online at ir.petco.com.

petco

THE HEALTH +
WELLNESS CO.

10850 Via Frontera
San Diego, CA 92127

www.petco.com

SCAN TO VIEW MATERIALS & VOTE

PETCO HEALTH AND WELLNESS COMPANY, INC. 10850 VIA FRONTERA SAN DIEGO, CA 92127	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/WOOF2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 21, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V52512-P13710 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PETCO HEALTH AND WELLNESS COMPANY, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Company Proposals The Board of Directors recommends you vote FOR ALL of the following director nominees:	☐	☐	☐
1. Election of Class I Directors
Nominees:
01) Iris Yen 02) Cameron Breitner 03) Sabrina Simmons 04) Glenn Murphy
The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers.					☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2025.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and 2024 Proxy Statement and 2023 Annual Report are available at www.proxyvote.com.

We will be conducting our 2024 Annual Meeting of Stockholders virtually at www.virtualshareholdermeeting.com/WOOF2024.

V52513-P13710

PETCO HEALTH AND WELLNESS COMPANY, INC.

Annual Meeting of Stockholders

July 22, 2024 8:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) R. Michael Mohan, Brian LaRose and Giovanni Insana, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PETCO HEALTH AND WELLNESS COMPANY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Pacific Time on July 22, 2024, via live audio webcast at www.virtualshareholdermeeting.com/WOOF2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed, will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be signed on reverse side